UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240 14a-12

BREITBURN ENERGY PARTNERS L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

April 27, 2012

TO THE LIMITED PARTNERS OF BREITBURN ENERGY PARTNERS L.P.:

We cordially invite you to the Annual Meeting of Limited Partners (the “Annual Meeting”) of BreitBurn Energy Partners L.P. (the “Partnership”). The Annual Meeting will be held on June 21, 2012, at 10:00 a.m., Pacific Daylight Time, at The Westin Bonaventure Hotel, Santa Anita Room, 404 S. Figueroa Street, Los Angeles, California 90071.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At the Annual Meeting, you will be asked to vote on (1) the election of two directors, John R. Butler, Jr. and Gregory J. Moroney, to the Board of Directors of BreitBurn GP, LLC, the general partner of the Partnership (the “General Partner”), to serve for a three-year term that will expire in 2015 at the 2015 annual meeting of limited partners (“Class I Directors”), or until their successors are duly elected and qualified; and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012. You will also be asked to transact such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

Our General Partner’s Board of Directors unanimously recommends that you vote “FOR ALL” of the Class I Directors nominated for reelection, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

To be certain that your common units are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote your common units as soon as possible. Your vote is important. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

At the Annual Meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the unitholders. You will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

John R. Butler, Jr.
Chairman of the Board of BreitBurn GP, LLC, general partner of BreitBurn Energy Partners L.P.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

April 27, 2012

TO THE LIMITED PARTNERS OF BREITBURN ENERGY PARTNERS L.P.:

You are invited to the Annual Meeting of Limited Partners (the “Annual Meeting”) of BreitBurn Energy Partners L.P. (the “Partnership”), which will be held at 10:00 a.m., Pacific Daylight Time, on June 21, 2012, at The Westin Bonaventure Hotel, Santa Anita Room, 404 S. Figueroa Street, Los Angeles, California 90071, for the following purposes:

1.	To elect two directors, John R. Butler, Jr. and Gregory J. Moroney, to the Board of Directors of BreitBurn GP, LLC, the general partner of BreitBurn Energy Partners L.P. (the “General Partner”), to serve for a three-year term that will expire in 2015 at the 2015 annual meeting of limited partners (“Class I Directors”), or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

The Board of Directors of our General Partner has fixed the close of business on April 25, 2012 as the record date for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. Only unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

We encourage you to take part in the affairs of the Partnership either by voting in person, by telephone, by Internet or by executing and returning the enclosed proxy.

By Order of the Board of Directors of the General Partner,

Gregory C. Brown
Executive Vice President and General Counsel of BreitBurn GP, LLC, general partner of BreitBurn Energy Partners L.P.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 21, 2012

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting,
a form of proxy, and the 2011 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://www.proxyvote.com.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

ANNUAL MEETING OF LIMITED PARTNERS

The Annual Meeting of Limited Partners of BreitBurn Energy Partners L.P. will be held at

The Westin Bonaventure Hotel

Santa Anita Room

404 S. Figueroa Street

Los Angeles, California 90071

on June 21, 2012, at 10:00 a.m., Pacific Daylight Time

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your common units by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your common units at the Annual Meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce our postage and proxy tabulation costs. If you prefer, you can vote by mail by returning the enclosed proxy card in the enclosed addressed, prepaid envelope.

VOTE BY INTERNET	VOTE BY TELEPHONE
http://www.proxyvote.com/ 24 hours a day / 7 days a week	1-800-690-6903 via touch-tone phone toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying proxy statement and proxy card. Go to the following website: http://www.proxyvote.com	Read the accompanying proxy statement and proxy card. Call the toll-free 800 number provided on your proxy card.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until
11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you call and follow the instructions.

PLEASE DO NOT RETURN THE ENCLOSED PAPER PROXY IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

i

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

GENERAL

References in this proxy statement to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries. References in this proxy statement to “PCEC” or the “Predecessor” refer to Pacific Coast Energy Company LP, formerly BreitBurn Energy Company L.P., our predecessor, and its predecessors and subsidiaries. References in this proxy statement to the “General Partner” refer to BreitBurn GP, LLC, our general partner and our wholly owned subsidiary as of June 17, 2008. References in this proxy statement to the “Board” refer to the Board of Directors of the General Partner. References in this proxy statement to “Provident” refer to Provident Energy Trust. References in this proxy statement to “BreitBurn Corporation” refer to BreitBurn Energy Corporation, a corporation owned by Halbert S. Washburn and Randall H. Breitenbach, the Chief Executive Officer and President of the General Partner, respectively. References in this proxy statement to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our administrative manager, and wholly owned subsidiary as of June 17, 2008. References in this proxy statement to “BOLP” refer to BreitBurn Operating L.P., our wholly owned operating subsidiary. References in this proxy statement to “BOGP” refer to BreitBurn Operating GP, LLC, the general partner of BOLP. References in this proxy statement to “Quicksilver” refer to Quicksilver Resources Inc., a former significant common unitholder of the Partnership. References in this proxy statement to the “Partnership Agreement” refer to our First Amended and Restated Agreement of Limited Partnership, dated as of October 10, 2006, as amended by Amendment No. 1, dated as of June 17, 2008, Amendment No. 2, dated as of April 7, 2009, Amendment No. 3, dated as of August 27, 2009, and Amendment No. 4, dated as of April 5, 2010. References in this proxy statement to “common units” refer to common units representing limited partner interests in the Partnership. References in this proxy statement to “unitholders” or “limited partners” refer to limited partners of the Partnership owning our common units.

This proxy statement contains information related to our Annual Meeting of Limited Partners to be held on June 21, 2012 (the “Annual Meeting”), beginning at 10:00 a.m., Pacific Daylight Time, at The Westin Bonaventure Hotel, Santa Anita Room, 404 S. Figueroa Street, Los Angeles, California 90071, and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy card, which are accompanied by our annual report to unitholders, will first be mailed to unitholders on or about May11, 2012. Our annual report to unitholders includes our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Annual Report”). Unitholders are referred to the 2011 Annual Report for financial and other information about our business. The 2011 Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

ABOUT THE ANNUAL MEETING

Who sent me this proxy statement?

The Board sent you this proxy statement and proxy card. We will pay for the solicitation of your proxy. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We will also bear the entire cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to unitholders. We have retained Broadridge Financial Solutions, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, provide voting and tabulation services and serve as inspector of election at the Annual Meeting for an estimated cost of $75,000.

Why did I receive this proxy statement and proxy card?

You received this proxy statement and proxy card from us because you owned our common units as of the record date, April 25, 2012, and, as a result, you are entitled to elect directors to serve on the Board and to vote on the other proposals to be voted on at the Annual Meeting. This proxy statement contains important information for you to consider when deciding whether and/or how to vote on the various proposals to be voted on at the Annual Meeting, including the election of directors and ratification of the selection of our independent registered public accounting firm. Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the common units that you own. That other person is also called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Halbert S. Washburn and Randall H. Breitenbach, or either of them, each with power of substitution, have been appointed by the Board as proxies for the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board.

What does it mean if I receive more than one proxy card?

Your receipt of more than one proxy card means that you have multiple accounts with our transfer agent and/or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards to ensure that all of your common units are voted. Each proxy card represents a discrete number of common units and it is the only means by which those particular common units may be voted by proxy.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our unitholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of the Class I Directors, and the ratification of the appointment of our independent registered public accounting firm, as well as such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

What is the difference between a unitholder of record and a unitholder who holds common units in “street name”?

Most of our unitholders hold their common units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common units held of record and those held beneficially through a brokerage account, bank or other nominee.

•

Unitholder of Record. If your common units are registered directly in your name with our transfer agent, you are considered, with respect to those common units, the “unitholder of record,” and these proxy materials are being sent directly to you by us. As the unitholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

•

Street Name. If your common units are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of common units held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those common units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the unitholder of record, you may not vote these common units in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the common units. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your common units.

What is the record date and what does it mean?

The record date established by the Board for the Annual Meeting is April 25, 2012. Unitholders of record at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Each of our common units Outstanding (as defined in the Partnership Agreement) as of the close of business on April 25, 2012, the record date, is entitled to one vote per common unit at the Annual Meeting, subject to certain exceptions as described below under the heading “Voting Requirements for the Annual Meeting.”

As of the record date, 69,144,046 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

Who can attend the Annual Meeting?

All unitholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Common units held directly in your name as the unitholder of record can be voted in person at the Annual Meeting. Common units held in street name (for example, at your brokerage account) may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the common units. In addition, if you plan to vote in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the Outstanding common units on the record date, represented in person or by proxy, will constitute a quorum, subject to certain exceptions as described below under the heading “Voting Requirements for the Annual Meeting.” As of April 25, 2012, there were 69,144,046 outstanding common units. Consequently, holders of at least 34,572,024 common units must be present either in person or by proxy to establish a quorum for the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting for purposes of establishing a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, or properly transmit your vote by telephone or electronically as described below, your common units will be voted as you direct. If you are a unitholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot using a form provided at the Annual Meeting. Street name unitholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their common units. Even if you plan to attend the Annual Meeting, your plans may change; thus, we recommend you complete, sign and return your proxy card or vote by telephone or electronically in advance of the Annual Meeting.

You may vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

May I vote confidentially?

Yes. We treat all unitholder meeting proxies and ballots confidentially if the unitholder has requested confidentiality on the proxy or ballot.

Can I change my vote after I return my proxy card?

Yes. If you are a unitholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	timely delivering a valid, later-dated executed proxy card;

•

giving written notice of revocation to BreitBurn Energy Partners L.P., Attention: Investor Relations, 515 South Flower Street, Suite 4800, Los Angeles, California 90071, no later than later than 11:59 p.m. (EDT), on June 20, 2012; or

•	attending the Annual Meeting and voting your common units in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

If you are a street name unitholder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendations of the Board are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	“FOR ALL” of the Class I Directors nominated for reelection to the Board; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What are “abstentions” and “broker non-votes” and how are these votes treated?

An “abstention” occurs when a unitholder is present at the Annual Meeting but fails to vote or voluntarily withholds his or her vote for any of the matters upon which the unitholders are voting. Abstentions are considered “present” and are included in the quorum calculations.

If you hold your common units in street name, you will receive instructions from your brokers or other nominees describing how to vote your common units yourself or, in the alternative, how to direct your brokers or other nominees to vote your common units held in street name. If you do not vote your common units held in street name yourself and if you do not instruct your brokers or nominees how to vote your common units, they may vote your common units as they decide as to each matter for which they have discretionary authority under the rules of The Nasdaq Stock Market LLC. The election of directors (Proposal 1), are non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. As such, for Proposal 1 to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your common units. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your common units, and the broker or other nominee indicates it does not have authority to vote such common units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters, and, as such, broker non-votes will not be counted as a vote “FOR” or “AGAINST” the election of directors. The ratification of the appointment of our independent registered public accounting firm as our independent auditors for the year ending December 31, 2012 (Proposal 2) is a discretionary matter on which brokers and other nominees may vote in the absence of timely instructions from you.

What are my voting choices when voting for Class I Director nominees and what vote is needed to elect the nominees?

In the vote on the election of the Class I Director nominees, you may:

•	vote “FOR ALL” as to all nominees;

•	vote “WITHHOLD ALL” as to all nominees; or

•	vote “FOR ALL EXCEPT” as to specific nominees.

The Board recommends a vote “FOR ALL” of the nominees.

Please see “Voting Requirements for the Annual Meeting” for an explanation of the vote needed to elect the Class I Directors.

What are my voting choices when voting on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP, you may:

•	vote “FOR” the ratification;

•	vote “AGAINST” the ratification; or

•	vote “ABSTAIN” on the ratification.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Please see “Voting Requirements for the Annual Meeting” for an explanation of the vote needed to approve this proposal.

What if I do not specify a choice for a matter when returning my proxy?

You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted “FOR ALL” of the Class I Director nominees and “FOR” the proposal to ratify the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Do I have dissenters’ rights of appraisal?

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matters to be voted upon at the Annual Meeting.

Who counts the votes?

Broadridge Financial Solutions will tabulate the votes and will act as the independent inspector of election.

Whom should I contact with questions?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900.

Where may I obtain additional information about BreitBurn Energy Partners L.P.?

We refer you to our 2011 Annual Report for additional information about us. Our 2011 Annual Report is included with your proxy materials. You may receive additional copies of our 2011 Annual Report at no charge through the Investor Relations section of our website at http://www.breitburn.com. This proxy statement, a form of proxy and our 2011 Annual Report are also available at http://www.proxyvote.com. You may receive additional copies of our 2011 Annual Report or proxy statement at no charge, or request to receive any additional information or directions to the Annual Meeting to be able to vote in person, by contacting our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900. In order to facilitate timely delivery of such additional proxy materials, such a request must be made by June 9, 2011, as we are unable to guarantee the timely delivery of additional proxy materials for requests made after this date.

How do I get to the Annual Meeting?

The Annual Meeting will be held at The Westin Bonaventure Hotel, Santa Anita Room, 404 S. Figueroa Street, Los Angeles, California 90071, which is located in downtown Los Angeles. The hotel is bounded on the west by S. Figueroa Street, on the east by S. Flower Street, on the north by W. 4th Street and on the south by W. 5th Street.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 21, 2012

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting, including a form of proxy, and the 2011 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://www.proxyvote.com.

VOTING REQUIREMENTS FOR THE ANNUAL MEETING

Right to Vote and Related Matters

Only those record holders of our common units on April 25, 2012, the record date for the Annual Meeting (subject to the limitations contained in the definition of “Outstanding” and in Section 13.4(b) in the Partnership Agreement), are entitled to notice of, and to vote at, the Annual Meeting, or to act with respect to matters as to which the holders of the Outstanding common units have the right to vote or to act. All references in this proxy statement to votes of, or other acts that may be taken by, the Outstanding common units are deemed to be references to the votes or acts of the record holders of such Outstanding common units. As of the record date, 69,144,046 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

Pursuant to the Partnership Agreement, each holder of our Outstanding common units as of the close of business on the record date is entitled to one vote per unit at the Annual Meeting, subject to the exceptions described below. As defined in the Partnership Agreement, “Outstanding” means, with respect to Partnership Securities (as defined in the Partnership Agreement), all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any person or group (other than our General Partner or its affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such person or group cannot be voted on any matter and are not considered to be Outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement, except that common units so owned are considered to be Outstanding for purposes of Section 11.1(b)(iv) of the Partnership Agreement relating to the voluntary withdrawal of our General Partner (such common units are not, however, treated as a separate class of Partnership Securities for purposes of the Partnership Agreement). However, the foregoing limitation does not apply to (1) any person or group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from our General Partner or its affiliates, (2) any person or group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a person or group described in clause (1) provided that our General Partner has notified such person or group in writing that such limitation does not apply, or (3) any person or group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board.

With respect to the election of directors to the Board, (1) we and our General Partner will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners, and (2) if at any time any person or group beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, then all Partnership Securities owned by such person or group in excess of 20% of the Outstanding Partnership Securities of the applicable class may not be voted, and in each case, the foregoing common units will not be counted when calculating the required votes for such matter and will not be deemed to be Outstanding for purposes of determining a quorum for such meeting. Such common units will not be treated as a separate class of Partnership Securities for purposes of the Partnership Agreement.

With respect to common units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) in whose name such common units are registered, such other person must, in exercising the voting rights in respect of such common units on any matter, and unless the arrangement between such persons provides otherwise, vote such common units in favor of, and at the direction of, the person who is the beneficial owner, and the Partnership is entitled to assume it is so acting without further inquiry.

Quorum

Subject to the 20% limitations described above, the holders of a majority of the Outstanding common units on the record date, represented in person or by proxy, will constitute a quorum at the Annual Meeting, unless any such action by the limited partners requires approval by holders of a greater percentage of such common units, in which case the quorum will be such greater percentage. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding common units specified in the Partnership Agreement (including Outstanding common units deemed owned by our General Partner, if any). In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding common units entitled to vote at the Annual Meeting (including Outstanding common units deemed owned by our General Partner, if any) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

Required Vote for the Election of Class I Directors

Pursuant to the Partnership Agreement, the directors of the Board of our General Partner are elected by a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. This means that the two Class I Director nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. Withholding votes, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but otherwise will have no effect on the election of a director nominee. You may not cumulate your votes in the election of directors.

Required Vote for the Ratification of the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2012

Pursuant to the Partnership Agreement, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012 will require approval by the holders of a majority of the Outstanding common units entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal. Because brokers and other nominees will have discretion to vote common units without the direction of their clients with respect to this proposal, there will not be any broker non-votes with respect to this proposal.

PROPOSALS PRESENTED FOR UNITHOLDER VOTE

PROPOSAL 1:

ELECTION OF TWO CLASS I DIRECTORS TO SERVE A THREE-YEAR TERM UNTIL THE 2015

ANNUAL MEETING

The Board is comprised of six directors. The Board has been divided into three classes: Class I, Class II and Class III. The directors designated in the Fourth Amended and Restated Limited Liability Company Agreement of our General Partner (the “Limited Liability Company Agreement”) to Class I are serving a term that expires at the Annual Meeting. The directors designated to Class II are serving a term that expires at the annual meeting to be held in 2013. The directors designated to Class III are serving for an initial term that expires at the annual meeting to be held in 2014. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term, or until their successors are duly elected and qualified.

The two Class I Board members whose terms expire at the Annual Meeting are John R. Butler, Jr. and Gregory J. Moroney. The Board recommends the approval of the election of Messrs. Butler and Moroney to serve as Class I Directors for a term of three years, until the Partnership’s annual meeting to be held in 2015, or until their successors are duly elected and qualified. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below in each director’s biographical information under the heading “Board of Directors and Executive Officers.”

Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote “FOR ALL” of the nominees listed above. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Unitholders may not cumulate their votes in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE CLASS I DIRECTOR NOMINEES.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of our Partnership and its subsidiaries for the year ending December 31, 2012. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2006.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions and inquiries from unitholders.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm is not required by the Partnership Agreement or otherwise. We are doing so because we believe it is a matter of good corporate practice to do so. If the unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Partnership and its unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2011 and 2010, consolidated fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, to the Partnership were as follows (in thousands):

	Year Ended December 31,
Thousands of dollars	2011	2010
Audit fees(1)	$1,791	$1,623
Tax fees(2)	10	619
Other fees(3)	3	3

Total	$1,804	$2,245

(1)	Audit fees represent fees provided for the integrated audits of our annual financial statements, review of our quarterly financial statements and work performed as part of our registration statements.
(2)	Tax fees relate to tax preparation as well as the preparation of Forms K-1 for our unitholders.
(3)	Other fees relate to accounting software fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee Charter requires the Audit Committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm. Consistent with the Audit Committee Charter, all services reported in the audit, audit-related, tax and all other fees categories under “Fees Paid to Independent Registered Public Accounting Firm” above were pre-approved by the Audit Committee.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As with most publicly traded limited partnerships, we do not have a board of directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the executive officers and the members of the Board of our General Partner. Executive officers are not appointed for a specific term and instead serve at the discretion of the Board in their respective offices until they resign, their employment is terminated or they are re-appointed by the Board. Directors generally are elected to three-year terms, or until their successors are duly elected and qualified. The term of the Class I Directors will expire at the Annual Meeting. The term of the Class II Directors will expire at the annual meeting to be held in 2013. The directors designated to Class III are serving for an initial term that expires at the annual meeting to be held in 2014. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term, or until their successors are duly elected and qualified.

Name	Age	Position with our General Partner
Halbert S. Washburn	52	Chief Executive Officer and Director
Randall H. Breitenbach	51	President and Director
Mark L. Pease	55	Executive Vice President and Chief Operating Officer
James G. Jackson	47	Executive Vice President and Chief Financial Officer
Gregory C. Brown	60	Executive Vice President and General Counsel
Chris E. Williamson	54	Senior Vice President — Western Division
W. Jackson Washburn	49	Senior Vice President — Business Development
David D. Baker	39	Vice President — Eastern Division
Bruce D. McFarland	55	Vice President and Treasurer
Lawrence C. Smith	58	Vice President and Controller
John R. Butler, Jr.*†	73	Director, Chairman of the Board
David B. Kilpatrick†	62	Director
Gregory J. Moroney*†	60	Director
Charles S. Weiss†	59	Director

*	Standing for re-election to the Board.
†	Independent Directors.

Executive Officers of our General Partner

Halbert S. Washburn has been the Chief Executive Officer of our General Partner since April 2010. He served as Co-Chief Executive Officer and a director of our General Partner from March 2006 until April 2010 and was the Chairman of the Board from July 2008 to April 2010. In December 2011, Mr. Washburn was reappointed as a member of the Board of our General Partner. Mr. Washburn currently is the President and a director of Pacific Coast Energy Holdings LLC (“PCEH”), the indirect owner of PCEC, and is the co-founder and was the Co-Chief Executive Officer of PCEC’s predecessors from 1988 to 2012. For additional information concerning PCEH and PCEC, please see “Certain Relationships and Related Transactions — General.” Mr. Washburn is the brother of W. Jackson Washburn, our General Partner’s Senior Vice President — Business Development. Since December 2005, Mr. Washburn has served as a member of the board of directors and the audit and compensation committees of Rentech, Inc., a publicly traded alternative fuels company. In June 2011, he was appointed Chairman of the Rentech, Inc. board of directors. In July 2011, Mr. Washburn also was appointed to the board of directors of Rentech Nitrogen Partners, L.P., a nitrogen fertilizer company formed by Rentech, Inc. as a publicly traded master limited partnership. He has been a member of the California Independent Petroleum Association since 1995 and served as Chairman of the executive committee of the board of directors from 2008 to 2010. He has also served as a board member, including Chairman of the board of directors, of the Stanford University Petroleum Investments Committee. Mr. Washburn holds a B.S. degree in Petroleum Engineering from Stanford University.

Mr. Washburn has a distinguished career as an executive in the oil and gas industry. His more than 25 years of management experience in the oil and gas industry provides Mr. Washburn with a keen understanding of our operations and an in-depth knowledge of its industry. The Board has determined that Mr. Washburn’s experience serving on boards of directors of both public and private companies allows him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Randall H. Breitenbach has been the President of our General Partner since April 2010. From March 2006 until April 2010, he served as Co-Chief Executive Officer and a director of our General Partner. In December 2011, Mr. Breitenbach was reappointed as a member of the Board of our General Partner. Mr. Breitenbach also currently serves as the Chief Executive Officer and the Chairman of the board of directors of PCEH, and is the co-founder and was the Co-Chief Executive Officer of PCEC and its predecessors from 1988 to 2012. For additional information concerning PCEH and PCEC, please see “Certain Relationships and Related Transactions — General.” Mr. Breitenbach currently serves as a Trustee and is Chairman of the governance and nominating committee for Hotchkis and Wiley Funds, which is a mutual funds company. He has also served as a board member, including Chairman of the board of directors, of the Stanford University Petroleum Investments Committee. Mr. Breitenbach holds both a B.S and M.S. degree in Petroleum Engineering from Stanford University and an M.B.A. from Harvard Business School.

Mr. Breitenbach has a distinguished career as an executive in the oil and gas industry. His more than 25 years of management experience in the oil and gas industry provides Mr. Breitenbach with a keen understanding of our operations and an in-depth knowledge of its industry. The Board has determined that Mr. Breitenbach’s experience serving on boards of directors of companies allows him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Mark L. Pease has been the Chief Operating Officer and an Executive Vice President of our General Partner since December 2007. Mr. Pease also serves as the Chief Operating Officer of PCEH. Prior to joining our General Partner, Mr. Pease served as Senior Vice President, E&P Technology & Services for Anadarko Petroleum, an international and domestic oil and natural gas exploration and production company (“Anadarko”). Mr. Pease joined Anadarko in 1979 as an engineer, and served as Senior Vice President, North America from 2004 to 2006 and as Vice President, U.S. Onshore and Offshore from 2002 to 2004. Mr. Pease obtained a B.S. in Petroleum Engineering from the Colorado School of Mines.

James G. Jackson has been the Chief Financial Officer of our General Partner since July 2006 and an Executive Vice President since October 2007. Mr. Jackson also currently serves as the Chief Financial Officer of PCEH. Since June 2011, Mr. Jackson has served as a member of the Board of Directors of Niska Gas Storage Partners LLC, a publicly traded master limited partnership that owns and operates natural gas storage assets in North America. Before joining our General Partner, Mr. Jackson served as Managing Director of the Global Markets and Investment Banking Group for Merrill Lynch & Co., a global financial management and investment banking firm. Mr. Jackson joined Merrill Lynch in 1992 and was elected Managing Director in 2001. Previously, Mr. Jackson was a Financial Analyst with Morgan Stanley & Co. from 1986 to 1989 and was an Associate in the Mergers and Acquisitions Group of the Long-Term Credit Bank of Japan from 1989 to 1990. Mr. Jackson obtained a B.S. in Business Administration from Georgetown University and an M.B.A. from the Stanford Graduate School of Business.

Gregory C. Brown has been the General Counsel and Executive Vice President of Land, Legal and Government Affairs of our General Partner since December 2006. Mr. Brown also currently serves as General Counsel and Executive Vice President of Land, Legal and Government Affairs of PCEH. Before joining our General Partner, Mr. Brown was a partner at Bright and Brown, a law firm specializing in energy and environmental law that he co-founded in 1981. Mr. Brown earned a B.A. degree from George Washington University, with Honors, Phi Beta Kappa, and a J.D. from the University of California, Los Angeles. Mr. Brown was Mayor and has served on the City Council of the City of La Canada Flintridge from 2003 to 2011.

Chris E. Williamson has been Senior Vice President — Western Division of our General Partner since January 2008 and previously served as Vice President of Operations since March 2006. Since joining our Predecessor in 1994, Mr. Williamson has served in a variety of capacities. Mr. Williamson served as Vice President — Operations from April 2005 to 2008 and as Business Unit Manager from 1999 to April 2005. Before joining our Predecessor, Mr. Williamson worked for five years as a petroleum engineer for Macpherson Oil Company. Prior to his position with Macpherson, Mr. Williamson worked at Shell Oil Company for eight years holding various positions in Engineering and Operations. Mr. Williamson holds a B.S. in Chemical Engineering from Purdue University.

W. Jackson Washburn has been Senior Vice President — Business Development of our General Partner since April 2009 and previously served as Vice President — Business Development since August 2007. Mr. Washburn also currently serves as Vice President, Real Estate of PCEH. Mr. Washburn is the brother of Halbert S. Washburn, our General Partner’s Chief Executive Officer. Since joining BreitBurn Corporation, a predecessor of PCEC, in 1992, Mr. Washburn has served in a variety of capacities, and has served as President of BreitBurn Land Company, LLC, a subsidiary of PCEC, since 2000. Mr. Washburn obtained a B.A. in Psychology from Wake Forest University.

David D. Baker has been Vice President — Eastern Division of our General Partner since February 2009. Mr. Baker joined our Predecessor in 1999 as a reservoir engineer. Most recently, Mr. Baker was the Vice President — Reservoir Engineering and Central Division of our General Partner. He was the Manager, Reserves and Evaluations, from 2007 to 2008 for BreitBurn Management and was the Manager of Acquisitions from 2004 to 2007, first for PCEC and then for BreitBurn Management. Mr. Baker obtained a B.S. degree in Chemical Engineering from Brigham Young University.

Bruce D. McFarland has been the Treasurer of our General Partner since March 2006 and a Vice President since April 2009. Mr. McFarland served as the Chief Financial Officer of our General Partner from March 2006 through June 2006. Mr. McFarland also currently serves as Treasurer of PCEH. Since joining our Predecessor in 1994, Mr. McFarland served as Controller and Treasurer for more than five years. Before joining our Predecessor, Mr. McFarland served as Division Controller of IT Corporation and worked at Price Waterhouse as a Certified Public Accountant. Mr. McFarland obtained a B.S. in Civil Engineering from the University of Florida and an M.B.A. from the University of California, Los Angeles.

Lawrence C. Smith has been the Controller of our General Partner since June 2006 and a Vice President since April 2009. Mr. Smith also currently serves as the Controller of PCEH. Before joining our General Partner, Mr. Smith served as the Corporate Accounting Compliance and Implementation Manager of Unocal Corporation, which was an oil and natural gas production and exploration development company (“Unocal”), from 2000 through May 2006. Mr. Smith worked at Unocal from 1981 through May 2006 and held various managerial positions in Unocal’s accounting and finance organizations. Mr. Smith obtained a B.B.A. in Accounting from the University of Houston, an M.B.A. from the University of California, Los Angeles, and is a Certified Public Accountant.

Independent Directors of our General Partner

John R. Butler, Jr. has been a member of the Board since October 2006. Mr. Butler was appointed as the Chairman of the Board in April 2010. Since 1976, Mr. Butler has been Chairman of the board of directors of J.R. Butler and Company, a reservoir engineering company. Mr. Butler was a member of the board of directors of Anadarko Petroleum Corporation, an international and domestic oil and natural gas exploration and production company, from 1996 through 2011. He has served on Anadarko’s audit committee from 1996 through 2011, on its executive committee from 1998 to 2008 and on its nominating and governance committee from 2006 through 2011. In addition, he currently serves on the boards of directors of the Texas Tri-Cities chapter of the National Association of Corporate Directors and the Houston Advanced Research Center, a non-profit corporation. Mr. Butler also was formerly a member of the following boards of directors: Premier Instruments, Inc., makers of oil and gas field metering system; Kelman Technologies Inc., a publicly traded seismic and data management company; Howell Petroleum Corp., a publicly traded oil and gas producer with assets in Wyoming and Montana; and Bayou Resources, an oil and gas exploration company. Mr. Butler was Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp., and Vice Chairman of Petroleum Information/Dwights, L.L.C., suppliers of commercial petroleum data and information services, until 1997. He is a member of the Society of Petroleum Evaluation Engineers and was Chairman of the Society of Exploration Geophysicists Foundation until December 2001. He has a B.S. in Chemical Engineering from Stanford University. Mr. Butler has also completed courses at, among other institutions, Harvard University, Columbia University and the National Association of Corporate Directors, designed to educate and prepare public directors for serving on audit committees.

Mr. Butler’s more than 40 years of experience in the oil and gas industry provides him with a keen understanding of the operations of the Partnership and an in-depth knowledge of our industry. Serving as Chairman of the board of directors of J.R. Butler and Company and having served as Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp., and Vice Chairman of Petroleum Information/Dwights, L.L.C., Mr. Butler offers a wealth of management experience and business understanding. The Board has determined that Mr. Butler’s services on the board of directors and committees of Anadarko and other public company boards of directors allow him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

David B. Kilpatrick has been a member of the Board since March 2008 and is currently the Chairman of the Compensation and Governance Committee. Mr. Kilpatrick has been the President of Kilpatrick Energy Group, which invests in oil and gas ventures and provides executive management consulting services, since 1998. Mr. Kilpatrick currently serves on the board of directors and is Chairman of the compensation committee of Cheniere Energy, Inc., an owner, operator and developer of liquefied natural gas receiving terminals. He also served on the boards of directors and the audit committees of PYR Energy, an acquisition, exploration, and oil and gas production company with projects in the United States and Canada from 2001 to 2007 and of Whittier Energy Corporation, an oil and gas exploration and production company, from 2004 to 2007. Mr. Kilpatrick brings to the Board over 30 years of executive, managerial and operating experience in the oil and gas industry and extensive experience in technical and economic evaluations of acquisitions and investment proposals. He was the President and Chief Operating Officer of Monterey Resources, Inc., an independent oil and gas producer in California, from 1996 to 1998 and held various positions at Santa Fe Energy Resources, a worldwide oil and gas exploration and development company, from 1983 to 1996. He has a B.S. in Petroleum Engineering from the University of Southern California (“USC”) and a B.A. in Geology and Physics from Whittier College. Mr. Kilpatrick has also attended post-graduate courses at the graduate school of business administration at USC and professional courses in business and management at USC, the Wharton School at the University of Pennsylvania and Cornell University. He was the President of the California Independent Petroleum Association from 1992 to 1994 and is currently serving on its board of directors. Mr. Kilpatrick also currently serves on the board of directors of the Independent Oil Producers Agency and has served on the board of directors of the Western States Petroleum Association. He is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists and the American Petroleum Institute.

Mr. Kilpatrick has a distinguished career as an executive in the oil and gas industry. His more than 30 years of management experience in the oil and gas industry provides Mr. Kilpatrick with a keen understanding of our operations and an in-depth knowledge of our industry. The Board has determined that Mr. Kilpatrick’s services on the board of directors and audit committee of Cheniere Energy and other public company boards of directors allow him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Gregory J. Moroney has been a member of the Board since October 2006. He also served on the board of directors of the general partner of PCEC from 2004 to 2008. Currently, Mr. Moroney is the Managing Member

and Owner of Energy Capital Advisors, LLC, which assists independent energy companies and energy fund managers in raising funds privately, a position he has held since January 2003. Since June 2005, he has also been a Senior Financial Consultant for Ammonite Resources LLC, a petroleum and mineral consulting company. Mr. Moroney currently serves on the board of directors and is a member of the audit and remuneration and nominating committees of Xcite Energy Limited, BVI, a publicly traded oil exploration and development company. Mr. Moroney served as Managing Director for Deutsche Bank Securities Inc. from 1993 to December 2002 where he supervised and managed a large oil and gas mezzanine loan portfolio with commodity hedges and originated more than $10 billion of energy related project loans. Prior to this, Mr. Moroney was with Citicorp/Citibank from 1977 to 1993 in Calgary, Toronto and New York. At Citibank, Mr. Moroney managed large energy loan portfolios and worked in a variety of finance areas, including capital markets, energy hedging, acquisition loan syndications, project finance, debt restructuring and mergers and acquisitions. In 1992, Mr. Moroney also obtained a Series 7/General Securities license from what is now the Financial Industry Regulatory Authority. He graduated with a B.A. from Yale University.

Mr. Moroney brings to the Board over 25 years of experience as an energy finance specialist. The Board has determined that his extensive training in the review and analysis of financial statements, energy asset valuations, capital structures and capital markets, as well as his experience with the creation and review of corporate budgets, management goals, compensation and staffing issues provides a valuable perspective and insights to the Board and the Audit Committee, and therefore he should serve on the Board. Serving on the board of directors and committees of Xcite Energy, Mr. Moroney also brings directorial and governance experience to the Board.

Charles S. Weiss has been a member of the Board and Chairman of the Audit Committee since October 2006. Mr. Weiss served as lead independent director of the Board from July 2008 until April 2010. He is a Founder and Managing Partner of JOG Capital Inc., a provider of private equity to Canadian exploration and production companies, a position that he has held since July 2002. Mr. Weiss currently serves on the boards of directors of JOG Capital Inc. and the National Forest Foundation, a non-profit foundation promoting the United States National Forest System. He previously served on the boards of directors and audit committees of three oil and gas companies from 2007 to 2009: Exshaw Oil Corp., Masters Energy Inc., and Livingston Energy Ltd. Mr. Weiss also served on the reserve committees at Masters Energy and Exshaw Oil. In addition, Mr. Weiss served as Managing Director and Head of Royal Bank of Canada’s Capital Markets Energy Group from October 2002 through May 2006. From June 2001 to July 2002, Mr. Weiss pursued various investment opportunities, which included the establishment of JOG Capital Inc. Previously, he was the Managing Director and Head of the Energy and Power Group with Bank of America Securities from 1998 to June 2001. Mr. Weiss obtained a B.A. in Physics from Vanderbilt University and an M.B.A. from the University of Chicago Graduate School of Business.

Mr. Weiss brings to the Board extensive management and operating experience in the oil and gas industry. The Board has determined that his experience as the Founder and Managing Partner of JOG Capital and previously as the Managing Director and Head of Royal Bank of Canada’s Capital Markets Energy Group make him a valuable contributor to the Board. The Board has also determined that, having served on the board of directors and audit committees of three oil and gas companies from 2007 to 2009, Mr. Weiss also brings considerable directorial and governance experience to the Board. For these reasons, the Board has determined that Mr. Weiss should serve on the Board. Given his expertise in finance and accounting, Mr. Weiss has been determined to be an audit committee financial expert by the Board.

GOVERNANCE MATTERS

General

The Partnership Agreement provides that an annual meeting of the limited partners for the election of directors to the Board will be held in July of each year or at such other date and time as may be fixed from time to time by our General Partner. At the Annual Meeting, the limited partners will vote together as a single class for the election of two directors (our Class I Directors) to the Board. At each annual meeting, the limited partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve on the Board who are nominated in accordance with the provisions of the Partnership Agreement.

With respect to the election of directors to the Board, (1) we and our General Partner will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners, and (2) if at any time any person or group beneficially owns 20% or more of the Outstanding Partnership Securities (as defined in the Partnership Agreement) of any class then outstanding, then all Partnership Securities (as defined in the Partnership Agreement) owned by such person or group in excess of 20% of the Outstanding Partnership Securities of the applicable class may not be voted, and in each case, the foregoing common units will not be counted when calculating the required votes for such matter and will not be deemed to be Outstanding (as defined in the Partnership Agreement) for purposes of determining a quorum for such meeting. Such common units will not be treated as a separate class of Partnership Securities for purposes of the Partnership Agreement. The number of directors constituting the whole Board may not be less than five or more than nine as established from time to time by a resolution adopted by a majority of the directors. The Board has been divided into three classes, Class I, Class II and Class III. The term of the Class I Directors will expire at the Annual Meeting. The term of the Class II Directors will expire at the annual meeting to be held in 2013. The directors designated to Class III are serving for a term that expires at the annual meeting to be held in 2014. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term.

The Board; Leadership Structure; Executive Sessions

The Board currently has a total of six members. At present, the directors and the class in which each such director is a member are designated as follows:

•	John R. Butler, Jr. — Class I;

•	Gregory J. Moroney — Class I;

•	Halbert S. Washburn — Class II;

•	Charles S. Weiss — Class II;

•	David B. Kilpatrick — Class III; and

•	Randall H. Breitenbach — Class III.

Pursuant to the terms of the Settlement Agreement we entered into with Quicksilver as of April 5, 2010 (the “Quicksilver Settlement Agreement”), Halbert S. Washburn and Randall H. Breitenbach resigned from the Board in April 2010. Quicksilver designated and the Board appointed two directors, Walker C. Friedman and W. Yandell Rogers, III. During 2011, Quicksilver disposed of 100% of its interests in the Partnerships and, as a result and pursuant to the Quicksilver Settlement Agreement, Messrs. Friedman and Rogers resigned December 5, 2011 as directors of the Board. Messrs. Washburn and Breitenbach were reappointed to the Board in December 2011 to replace the Quicksilver designated directors.

In April 2010, the Board also separated the positions of Chairman of the Board and Chief Executive Officer and appointed Mr. Butler, an independent director, as Chairman. Separating these positions allows our Chief Executive Officer to focus on the day-to-day business and operations of the Partnership, while allowing the

Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment necessary to serve as Chairman of the Board. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for the Partnership at this time.

Our directors meet in executive sessions on a regular basis and hold executive sessions with both internal and external auditors as well as members of management.

Director Independence

Even though most companies with securities listed on The NASDAQ Stock Market LLC are required to have a majority of independent directors serving on the board of directors, The NASDAQ Stock Market LLC does not require a listed limited partnership like us to have a majority of independent directors on the Board. However, at present, we meet this requirement. The Board has determined that four of its members — Messrs. Butler, Kilpatrick, Moroney and Weiss — meet the independence standards established by The NASDAQ Stock Market LLC. Prior to their resignation from the Board, the Board had also determined that Walker C. Friedman and W. Yandell Rogers, III met these independence standards.

Board Committee Composition

The Board has two standing committees: the Audit Committee and the Compensation and Governance Committee. The Audit Committee and the Compensation and Governance Committee each have a charter, which is available in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

Audit Committee

The members of the Audit Committee are currently Messrs. Kilpatrick, Moroney and Weiss. The NASDAQ Stock Market LLC and SEC rules require that the Audit Committee be comprised of at least three directors determined to be independent according to particular rules that apply to members of the Audit Committee. The Board has determined that Messrs. Kilpatrick, Moroney and Weiss meet these independence standards. The Board has also determined that one member of the Audit Committee, Mr. Weiss, qualifies as an “Audit Committee Financial Expert” as defined by SEC rules.

The Audit Committee’s primary functions are to assist the Board with respect to:

•	the review of the financial statements and the financial reporting of the Partnership;

•	the assessment of the Partnership’s internal controls;

•	the appointment, compensation and evaluation of the external auditor and the oversight of the external audit process;

•	the performance of the Partnership’s internal audit function;

•	the review and approval on an ongoing basis of all material related party transactions required to be approved by the Board;

•	the resolution of any conflicts of interest with our General Partner and its affiliates;

•	oversight of risk management at the Partnership; and

•	the preparation of the Audit Committee report included in this proxy statement.

As provided in the Partnership Agreement, the Board may rely on the Audit Committee, acting as the Conflicts Committee under the Partnership Agreement, to determine if the resolution of a conflict of interest with our affiliates is fair and reasonable to us. Any matters approved by the Audit Committee in good faith will be permitted and deemed approved by all of our partners and not a breach by our General Partner of any duties it may owe us or our unitholders. For the period from January 1, 2011 through December 31, 2011, there was one matter, related to the Partnership’s evaluation of a potential offer and its right of first offer with respect to a sale of PCEC’s assets, presented to the Conflicts Committee.

Compensation and Governance Committee

The members of the Compensation and Governance Committee currently are Messrs. Kilpatrick, Moroney and Weiss. The Compensation and Governance Committee’s primary functions are to:

•	review and approve the compensation of our executive officers and directors;

•	review the executive compensation disclosure to be included in our Annual Report on Form 10-K and proxy statement;

•	determine and make grants under the Long-Term Incentive Plan;

•	review management’s recommendations for employee compensation and benefits;

•	assist the Board in corporate governance matters; and

•	recommend to the Board new candidates for election to the Board and assist the Board in evaluating the performance of its members.

The Chief Executive Officer and President of our General Partner also participate in the compensation process by: (1) providing evaluations of other executive officers; (2) presenting overall results of the Partnership’s performance based upon the achievements of each functional department; (3) in some years, reviewing peer group information and compensation recommendations and providing feedback regarding the potential impact to the Partnership; and (4) participating in Compensation and Governance Committee meetings at the invitation of the committee, subject to exclusion from certain meetings or portions thereof intended to be exclusive of management. The Chief Financial Officer of our General Partner evaluates the financial implications and affordability of compensation programs. Other executive officers may periodically participate in the compensation process and Compensation and Governance Committee meetings at the invitation of the committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. Additional information regarding the Compensation and Governance Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During 2011, our Compensation and Governance Committee was comprised of the following independent directors: Messrs. Kilpatrick, Moroney, Rogers and Weiss. None of the members of our Compensation and Governance Committee (i) was an officer or employee of the Partnership or of our General Partner, (ii) was formerly an officer of the Partnership or of our General Partner or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). Additionally, no executive officer of our General Partner served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of the Board or our Compensation and Governance Committee, except that Messrs. Washburn and Breitenbach served as directors of PCEH.

Board and Committee Meetings

From January 1, 2011 through December 31, 2011, the Board had nine regularly scheduled and special meetings (including our 2011 Annual Meeting), our Audit Committee had fourteen meetings (including one special meeting as the Pricing Committee in connection with an offer of securities by the Partnership and six as the Conflicts Committee), and our Compensation and Governance Committee had five meetings. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Board Nominations; Consideration of Diversity

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners only (1) pursuant to our General Partner’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board or any committee thereof, or (3) by any limited partner who was a record holder at the time the notice provided for in the Partnership Agreement is delivered to our General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Partnership Agreement.

The entire Board is responsible for nominating members for election to the Board and filling vacancies on the Board that may occur between annual meetings. The Board believes that all directors must possess a considerable amount of business management (such as experience as an executive), financial background, oil and gas related business experience and public company or partnership experience. The Compensation and Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for prospective Board membership. When searching for new candidates, the Compensation and Governance Committee will consider the evolving needs of the Board and will search for candidates that fill any current or anticipated future needs. The Compensation and Governance Committee first will consider a candidate’s management and business experience and then consider issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing unitholder value when considering director candidates. The Compensation and Governance Committee also will consider diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Compensation and Governance Committee does not have a formal policy with respect to diversity. However, the Board and the Compensation and Governance Committee believe that it is essential that Board members represent diverse viewpoints. In considering candidates for the Board, the Compensation and Governance Committee will consider the entirety of each candidate’s credentials and qualifications in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board will also be considered.

Nomination of Director Candidates by Unitholders

Unitholders of record may nominate directors for election to the Board at any annual meeting; provided that they comply with the requirements described below and in the section of this proxy statement entitled “Proposals for the Next Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the Compensation and Governance Committee and the Board evaluate director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a unitholder, the unitholder must give timely notice thereof in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a unitholder’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the unitholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our General Partner).

In the event that the number of directors to be elected to the Board is increased effective at an annual meeting and there is no public announcement by the Partnership or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the unitholder (or a qualified representative of the unitholder) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our General Partner or the Partnership.

In addition to the provisions described above and in the Partnership Agreement, a unitholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

The public announcement of an adjournment, postponement or extension of the Annual Meeting will not commence a new time period (or extend any time period) for the giving of a unitholder’s notice as described above.

The Board’s Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, certain committees also have responsibility for risk management. On behalf of the Board, the Audit Committee plays a key role in the oversight of the Partnership’s risk management function. The Audit Committee reviews our risk management policies, any major financial risks and the steps taken by management to monitor and control those risks. The Audit Committee also oversees the Partnership’s Risk Management Committee (the “RMC”) comprised of our General Partner’s Chief Executive Officer, President, Chief Financial Officer, General Counsel and Treasurer, each of whom supervises day-to-day risk management throughout the Partnership. The RMC is not a committee of the Board. The RMC assists the Partnership in identifying potential material risks and implementing appropriate mitigation measures. Members of the RMC meet formally at least once a month, to review and monitor potential risks, including commodity and interest rate hedging risk, counterparty credit exposure risk, financial risk and insurance policy structure and indemnity arrangements. The RMC reports directly to the Audit Committee. The Audit Committee’s role in the Partnership’s risk oversight process includes receiving at least quarterly reports from members of the RMC on areas of material risk to the Partnership, including operational, financial, legal and regulatory, and strategic risks and highlighting any new risks the RMC has identified that may have arisen since they last met. The Audit Committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. The Compensation and Governance Committee oversees risk management as it relates to our compensation plans, policies and practices and has met with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Partnership. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Unitholder Communications Policy

To ensure that the Partnership has in place policies and programs that enable the Partnership to communicate effectively and in a timely manner with its unitholders, other stakeholders, analysts and the public generally, the Board has adopted the Disclosure Policy of the Partnership and the General Partner (the “Disclosure Policy”). The Disclosure Committee established under the Disclosure Policy reports annually to the Compensation and Governance Committee with respect to any desirable changes to the Disclosure Policy and with respect to compliance with the policy in order to ensure its objectives are being achieved and that the Disclosure Committee is effectively implementing the policy.

Any unitholder of the Partnership may contact the Board (including any individual director) by email at directors@breitburn.com or in writing c/o the Corporate Secretary at the Partnership’s corporate headquarters at 515 South Flower Street, Suite 4800, Los Angeles, CA 90071. Matters relating to the Partnership’s accounting, internal accounting control or audit matters will be referred to the Audit Committee, communications addressed to individual directors will be forwarded to the applicable addressee(s), and other matters will be referred to the Chairman of the Board.

Director Attendance at Annual Meetings of Limited Partners

We believe that there are benefits to having members of the Board attend annual meetings of limited partners. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at annual meetings should be strongly encouraged, but is not required. Four members of the Board attended our annual meeting of limited partners held on June 23, 2011.

Code of Conduct

The Board has adopted a Code of Business Conduct (the “Code of Conduct”), which includes a series of corporate governance principles applicable to all our and our General Partner’s employees, officers and directors, and is designed to affirm our high standards of business conduct and to emphasize the importance of integrity and honesty in the conduct of our business. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. The Code of Conduct is distributed to all of our employees and is posted in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

Code of Ethics for Financial Employees

We have adopted a Code of Ethics for Chief Executive Officers and Senior Officers, which applies to our General Partner’s Chief Executive Officer, President, Chief Financial Officer, Controller, Chief Operating Officer, General Counsel and all other Vice Presidents and senior officers of the General Partner (the “Code of Ethics”). The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote honest and ethical conduct by such officers. The Code of Ethics is posted in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with PricewaterhouseCoopers LLP, the Partnership’s independent registered public accounting firm, the audited financial statements contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. During the year ended December 31, 2011, the Audit Committee was chaired by Charles S. Weiss and also included Walker C. Friedman., David B. Kilpatrick and Gregory J. Moroney. In December 2011, Walker C. Friedman resigned from the Board and the Audit Committee. Accordingly, Mr. Friedman did not participate in the reviews and discussions referred to below.

PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board in Rule 3200T. This included (a) the auditor’s judgment about the quality, not just the acceptability, of the accounting principles as applied in our financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements. The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with PricewaterhouseCoopers LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2011 be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

The Audit Committee:

Charles S. Weiss, Chairman

David B. Kilpatrick

Gregory J. Moroney

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the directors and executive officers of our General Partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the year ended December 31, 2011, except as follows: Messrs. Brown and Smith each reported late the acquisition of common units, as a result of automatic distribution reinvestments, on February 14, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

As of April 25, 2012, affiliates of our General Partner, including directors and executive officers of our General Partner, owned 2,153,252 common units representing a 3.11% limited partner interest in us.

Mr. Willis Jackson Washburn, who is the brother of Mr. Halbert S. Washburn, is an employee of BreitBurn Management and serves as an officer of our General Partner and of PCEH, the indirect owner of PCEC.

At December 31, 2011, we had net current receivables of $2.8 million due from PCEC related to the Administrative Services Agreement (as defined below) and employee related costs and oil and gas sales made by PCEC on our behalf from certain properties. During 2011, the monthly charges to PCEC for indirect expenses totaled $5.8 million and charges for direct expenses including direct payroll and administrative costs totaled $9.0 million. During 2011, net oil and gas sales made by PCEC on our behalf were approximately $13.9 million.

At December 31, 2011, we had receivables of $1.4 million due from certain of our other affiliates, primarily representing investments in natural gas processing facilities, for management fees due from them and operational expenses incurred on their behalf.

Quicksilver buys natural gas from us in Michigan. For the year ended December 31, 2011, total net gas sales to Quicksilver were approximately $3.9 million. As of December 31, 2011, Quicksilver was no longer a related party.

Distributions and Payments to Affiliates of Our General Partner

We will generally distribute all our available cash to all unitholders, including affiliates of our General Partner. Upon our liquidation, our limited partners, including affiliates of our General Partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Administrative Services Agreement

On August 26, 2008, BreitBurn Management, our wholly owned subsidiary, entered into a Second Amended and Restated Administrative Services Agreement (as amended, the “Administrative Services Agreement”) with PCEC, pursuant to which BreitBurn Management manages the operations of PCEC and provides administrative services such as accounting, corporate development, finance, land, legal and engineering to PCEC. Pursuant to the Administrative Services Agreement, PCEC agreed to pay BreitBurn Management a monthly fixed fee of $775,000 for indirect costs, including general and administrative costs, relating to the performance of Services (as defined in the Administrative Services Agreement) until December 31, 2008. After December 31, 2008, PCEC has paid BreitBurn Management a negotiated fixed fee for such indirect costs that are determined on an annual basis in good faith by the parties pursuant to the procedures and standards set forth in the Administrative Services Agreement.

The monthly fee is contractually based on an annual projection of anticipated time spent by each employee who provides services to both us and PCEC during the ensuing year and is subject to renegotiation annually by the parties during the term of the agreement. Each BreitBurn Management employee estimates his or her time allocation independently. These estimates are reviewed and approved by each employee’s manager or supervisor. We provide the results of this process to both the Audit Committee (composed entirely of independent directors) and PCEC’s board of directors. The Audit Committee and the non-management members of the PCEC board then agree on the monthly fee as provided in the Administrative Services Agreement.

The monthly fee in effect for 2011 and 2010 was $481,000 and $456,000, respectively. For January through March of 2012, the monthly fee for indirect costs charged to PCEC was $571,000. The change in the monthly fee for indirect expenses in 2011 were primarily due to the shift of certain indirect expenses to direct expenses and changes in the time allocated to PCEC in each year, and the change in 2012 primarily reflects additional anticipated services related to PCEC oil field development programs.

The initial term of the Administrative Services Agreement was August 26, 2008 through December 31, 2013. Concurrently with the completion of the Trust Offering (as defined below), the parties to the Administrative Services Agreement intend to enter into a Third Amended and Restated Administrative Services Agreement (the “Amended ASA”) with an effective date of April 1, 2012 to extend the term through August 31, 2014. Pursuant to the terms of the Amended ASA, the monthly fee will be fixed at $700,000 through the end of the term. In the event that the Trust Offering is not completed for any reason, the Administrative Services Agreement will remain in effect.

The Amended ASA also will continue to provide for early termination on the happening of certain events or, on 180 days notice by PCEC. In the absence of written notice delivered to the other party by either party to the agreement of its intention not to continue under the terms of the agreement, given no later than 180 days before August 31, 2014, and each successive anniversary thereof, the term of the agreement will be extended for one additional calendar year until either or both parties have given notice of their intention to terminate.

In the absence of written notice delivered to the other party by either party to the agreement of its intention not to continue under the terms of the agreement, given no later than 180 days before August 31, 2014, and each successive anniversary thereof, the term of the agreement will be extended for one additional calendar year until either or both parties have given notice of their intention to terminate.

Under the Amended ASA, PCEC will continue to be able to terminate such agreement by giving written notice of termination to BreitBurn Management upon (1) a PCEC Change in Control (as defined in the Amended ASA), (2) a BBEP Change in Control (as defined in the Amended ASA), (3) a BreitBurn Management Change in Control (as defined in the Amended ASA), or (4) BreitBurn Management’s failure to pay employees providing services within 30 days of the date such employees’ payment is due, subject to the terms of the Amended ASA. As defined in the Amended ASA, a BBEP Change in Control and a BreitBurn Management Change in Control include a change in control of the Partnership or BreitBurn Management, respectively, effected through both Halbert S. Washburn and Randall Breitenbach no longer being employed as Co-Chief Executive Officers of BreitBurn GP or BreitBurn Management, respectively. Mr. Breitenbach’s resignation as Co-Chief Executive Officer of BreitBurn GP and appointment as President of BreitBurn GP in connection with the Quicksilver Settlement Agreement did not trigger a change in control under the Amended ASA. If the Amended ASA is terminated by PCEC, under certain circumstances, PCEC will be obligated to promptly reimburse BreitBurn Management for its reasonable expenses incurred in reducing its staffing, including, but not limited to reasonable severance payments, up to a maximum of the lesser of two times the monthly fixed fee in effect at the date of such termination and $2.0 million.

BreitBurn Management will continue to be able to terminate the Amended ASA by giving written notice of such termination to PCEC upon the occurrence of a PCEC Change in Control.

In the event that PCEC, the Partnership or BreitBurn Management becomes bankrupt or dissolves or commences liquidation or winding-up, the Amended ASA will automatically terminate without notice to the other party.

On January 6, 2012, Pacific Coast Oil Trust (the “Trust”), which was formed by PCEC, filed a registration statement on Form S-1 with the SEC in connection with an initial public offering (the “Trust Offering”) by the Trust. Immediately prior to the closing of the Trust Offering, PCEC intends to convey net profits interests in its oil and natural gas production from certain of its properties to the Trust in exchange for Trust units. PCEC’s assets consist primarily of producing and non-producing crude oil reserves located in Santa Barbara, Los Angeles and Orange Counties in California, including certain interests in the East Coyote and Sawtelle Fields. PCEC operates the Sawtelle and East Coyote Fields for the benefit of itself and the Partnership. As a consequence of its ownership of the non-operated interests in the East Coyote and Sawtelle Fields, the Partnership paid an operating fee to PCEC. The annual operating fee in 2011 was $0.9 million. PCEC currently holds an average working interest of approximately 5.0% in the East Coyote and Sawtelle Fields. PCEC also holds a reversionary interest in both of these fields, and its average working interest will increase to approximately 37.6%, effective April 1, 2012, pursuant to an agreement between the Partnership and PCEC (the “Dissolution Agreement”) which the Partnership intends to enter into concurrently with the completion of the Trust Offering. Under the Dissolution Agreement, the Partnership also will become the operator of the East Coyote and Sawtelle Fields effective as of April 1, 2012. The Partnership has no direct or indirect ownership interest in PCEC or the Trust.

For more information on potential conflicts between us and PCEC, see our Annual Report filed on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012, Part I—Item 1A “—Risk Factors”— “Risks Related to Our Structure — Certain of the directors and officers of our General Partner, including our Chief Executive Officer, our President and other members of our senior management, own interests in PCEC, which is managed by our subsidiary, BreitBurn Management. Conflicts of interest may arise between PCEC, on the one hand, and us and our unitholders, on the other hand. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.”

Omnibus Agreement

On August 26, 2008, the Partnership entered into an Omnibus Agreement with PCEC, PCEC’s general partner, PCEH, our General Partner and BreitBurn Management, which sets forth certain agreements with respect to conflicts of interest.

PCEC has agreed that the Partnership has a preferential right with respect to any business opportunity with respect to either (1) any third party upstream oil and gas properties and any related midstream assets, if the fair market value of the estimated proved developed reserves related to such properties constitutes 70% or more of the fair market value of such properties and related midstream assets (as determined in good faith by the Board), or (2) any third party oil and gas properties and any related midstream assets located within one mile of any oil and gas properties and any related midstream assets that are owned by the Partnership, our General Partner or any of their subsidiaries, and in which no interest is owned by PCEH, PCEC’s general partner, PCEC or any of their subsidiaries.

The Partnership has agreed that PCEC has a preferential right with respect to any business opportunity with respect to either (1) any third party upstream oil and gas properties and any related midstream assets, if the fair market value of the estimated proved developed reserves related to such properties constitutes less than 70% of the fair market value of such properties and related midstream assets (as determined in good faith by the board of directors of PCEH), or (2) any oil and gas properties and any related midstream assets located within one mile of any oil and gas properties and any related midstream assets that are owned by PCEH, PCEC’s general partner, PCEC or any of their subsidiaries, and in which no interest is owned by the Partnership, our General Partner or any of their subsidiaries.

If the Partnership or PCEC is presented with a business opportunity with respect to any oil and gas properties and any related midstream assets located within one mile of any oil and gas properties that are jointly owned by the Partnership and PCEC, the Partnership or PCEC, as applicable, must give prompt written notice to the other party of such business opportunity. The Partnership and PCEC have agreed to discuss the pursuit of a joint bid for such business opportunity on the basis of their existing ownership interests, including their respective operating control, in the jointly owned properties. If the parties cannot agree on the terms upon which to proceed with a joint bid within 15 business days, then each of the Partnership and PCEC will be free to pursue an independent bid for such business opportunity. As of August 26, 2008, the properties jointly owned by the Partnership and PCEC were properties in the East Coyote and Sawtelle fields in the Los Angeles Basin in California.

The Omnibus Agreement may be terminated (1) by PCEH upon notice to the other parties upon a change of control of PCEC, (2) by our General Partner upon notice to the other parties upon a change of control of the Partnership, and (3) by either PCEH or our General Partner at such time as the Partnership and PCEC cease to be under common management or upon the termination of the Administrative Services Agreement; provided, however, that if the Amended ASA is terminated under certain circumstances, the Omnibus Agreement may not be terminated by PCEH until 180 days after termination of the Amended ASA.

The Omnibus Agreement provides that the Partnership has a right of first offer with respect to the sale by PCEC, PCEH, PCEC’s general partner or any of their subsidiaries of all upstream oil and gas properties and related midstream assets. As a result of the creation by PCEC of the Trust and pursuant to the Dissolution Agreement, the Omnibus Agreement will be amended to delete that right of first offer.

Related Party Transaction Policy and Procedures

Our General Partner has adopted a written policy for the review of transactions with related parties. The policy requires review, approval or ratification of transactions exceeding $120,000 in which the Partnership is a participant and in which a director or executive officer of our General Partner, an owner of a significant amount of our voting securities or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reviewed for pre-approval by the Chief Executive Officer if the related party is an executive officer, by the Audit Committee if the related party is a significant unitholder or the Chief Executive Officer, by the Chairman of the Audit Committee if the related party is a director or by a member of the Audit Committee if the related party is the Chairman of the Audit Committee. Only those transactions that are in, or are not inconsistent with, the best interests of the Partnership, taking into consideration whether they are on terms comparable to those available with an unrelated third party and the related party’s interest in the transaction, will be approved.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the named executive officers of our General Partner during the year ended December 31, 2011, who are Halbert S. Washburn, our Chief Executive Officer, and James G. Jackson, our Executive Vice President and Chief Financial Officer, and the three next most highly paid executive officers of our General Partner: Randall H. Breitenbach, our President, Mark L. Pease, our Executive Vice President and Chief Operating Officer, and Gregory C. Brown, our Executive Vice President and General Counsel. In late 2007, in order to more closely align BreitBurn Management’s executive compensation program with our peers, the board of directors of BreitBurn Management, after engaging an independent, third-party compensation consultant, Hay Group Inc. (“Hay Group”), set the base salaries and targeted and maximum annual cash bonuses for our executive officers, as well as implemented two new types of equity awards for our executive officers. These changes are designed to align the incentives for management with the interests of our unitholders by emphasizing the goal of growing distributions and to improve our ability to recruit and retain executive talent. In the second half of 2009, the Compensation and Governance Committee commissioned Hay Group to conduct a market review of our executive compensation program which the Compensation and Governance Committee considered in establishing the compensation program for our named executive officers in 2011. In October 2011, Hay Group provided the Compensation and Governance Committee with an updated market review of our executive compensation program for purposes of making compensation decisions in 2012.

In general, the executive compensation program approved in late 2007 continued to apply to our named executive officers in 2011, except that (1) the base salaries for Messrs. Pease, Jackson and Brown were increased in 2010 and remained unchanged in 2011 and (2) the existing award agreements governing outstanding convertible phantom units with each of our named executive officers were amended in 2010 and 2011 to limit the number of common units they receive upon vesting of the awards. Messrs. Washburn and Breitenbach’s base salaries remained at the same level as approved in 2007. All of the named executive officers’ 2011 target bonus opportunities remained at the same level as approved in late 2007. Also in early 2012, the compensation and governance committee approved cash bonuses earned in 2011 at 170% of our named executive officers’ current target bonus opportunities, after taking into account the accomplishments and performance of management in 2011.

Pay for Performance. Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our executive compensation program includes annual bonuses and long-term incentive compensation. During 2011, among other accomplishments, we successfully completed and integrated the acquisition of crude oil properties in the Powder River Basin in eastern Wyoming (the “Greasewood Acquisition”) for approximately $57 million and the acquisition of oil and gas properties located primarily in the Evanston and Green River Basins in southwestern Wyoming (the “Cabot Acquisition”) for approximately $281 million. We increased distributions at an annualized rate of 9.1%. We also sold approximately 4.9 million common units resulting in net proceeds of $100 million which were used to repay amounts outstanding under our credit facility. These positive accomplishments were taken into account by the Compensation and Governance Committee in establishing executive compensation for 2011.

Unitholder Interest Alignment. We believe that our long-term incentive compensation program is strongly aligned with the long-term interests of our unitholders. We have provided our named executive officers with annual grants of restricted phantom units since 2007 and a significant grant of convertible phantom units in 2007, in order to align compensation with unitholder interests by encouraging retention and long-term performance.

Good Governance. In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our unitholders, the Compensation and Governance Committee is comprised solely of independent directors, and the Compensation and Governance Committee has engaged an independent compensation consultant to provide it with advice on matters related to executive compensation.

Administrative Services from BreitBurn Management

BreitBurn Management operates our assets and performs other administrative services for us such as accounting, corporate development, finance, land administration, legal and engineering. All of our employees, including our executives, are employees of BreitBurn Management.

On August 26, 2008, members of our senior management, in their individual capacities, together with Metalmark, Greenhill and a third-party institutional investor, completed the acquisition of PCEC. In connection with the acquisition of Provident’s ownership in PCEC by members of senior management, Metalmark, Greenhill and a third party institutional investor, BreitBurn Management entered into a five year Administrative Services Agreement to manage PCEC’s properties. The monthly fee charged to PCEC for indirect expenses has been renegotiated annually during the term of the agreement based upon budgeted costs and a time allocation study. The monthly fee for 2011 was approximately $481,000. For January through March of 2012, the monthly fee for indirect costs charged to PCEC was $571,000. The change in the monthly fee for 2012 primarily reflects additional anticipated services related to PCEC oil field development programs.

The initial term of the Administrative Services Agreement was August 26, 2008 through December 31, 2013. Concurrently with the completion of the Trust Offering, the parties to the Administrative Services Agreement intend to enter into the Amended ASA to extend the term through August 31, 2014. Pursuant to the terms of the Amended ASA, the monthly fee will be fixed at $700,000 effective from April 1, 2012 through the end of the term. For additional information, please see the section entitled “Certain Relationships and Related Transactions — Administrative Services Agreement.”

Determination of Compensation

The Compensation and Governance Committee of the Board is responsible for reviewing BreitBurn Management’s compensation program from time to time and making recommendations to the full Board regarding any changes to the program. Grants of equity awards are approved by the Board or by the Compensation and Governance Committee.

In the second half of 2009, the Compensation and Governance Committee commissioned Hay Group to conduct a market review of our executive compensation program. Hay Group used the E&P Peer Group (as defined below) to compare 2008 base salaries, target and actual cash compensation and target and actual direct compensation levels of certain executives of our General Partner. Hay Group compared the amounts and forms of our executive compensation with that of the following peer group of twenty U.S. master limited partnerships and other exploration and production companies (the “E&P Peer Group”):

Range Resources Corporation	Forest Oil Corporation	Cabot Oil & Gas Corporation
Linn Energy, LLC	EXCO Resources, Inc.	Berry Petroleum Company
Encore Acquisition Company	Whiting Petroleum Corporation	ATP Oil & Gas Corporation
Atlas Energy Resources, LLC	Comstock Resources, Inc.	Delta Petroleum Corporation
Legacy Reserves LP	Rosetta Resources, Inc.	PetroQuest Energy, Inc.
St. Mary Land and Exploration Company	EV Energy Partners, L.P. Venoco, Inc.	Cimarex Energy Co.
Plains Exploration & Production Company

The criteria for inclusion in the E&P Peer Group was based on utilizing upstream, independent oil and gas exploration and production companies, ranging from approximately one-half to two times our size based on market capitalization, and with a priority on master limited partnerships. The market analysis indicated that our General Partner’s Co-Chief Executive Officers’ target total cash compensation levels were below the median, while their target total direct compensation levels were in the third quartile (between the 50th and 75th percentiles). The other executives were around the median in target cash compensation, below the median in actual cash compensation and into the third quartile or above in target and actual direct compensation, as shown in the table below.

Competitive Position Percentiles (“P”)
		Total Cash Compensation		Total Direct Compensation
	Base	Target	Actual	Target	Actual
CO-CEOs	P25	P35	P20	P60	P60
COO	P50	P40	P40	P55	P60
CFO	P50	P50	P30	P65	P65
General Counsel	P70	P60	P15	P80	P80

Hay Group recommended modestly increasing base salaries of our General Partner’s executives to maintain market median levels and to keep short- and long-term incentive target multiples as a percentage of salary the same. This structure would place target total cash compensation between the median and 75th percentile and would maintain long-term incentive awards near the 75th percentile relative to the E&P Peer Group. In January 2010, the Compensation and Governance Committee increased the annual base salaries of Messrs. Pease, Jackson and Brown. The Compensation and Governance Committee determined that the 2011 base salaries and target bonus opportunities of our executive officers would remain unchanged from the levels in 2010.

While the Compensation and Governance Committee considered the E&P Peer Group in establishing compensation for 2011, the Compensation Committee did not formally benchmark total compensation or individual compensation elements against the E&P Peer Group, and the Compensation and Governance Committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in the E&P Peer Group.

Compensation Objectives

Our overall goal is to ensure that executive compensation policies are consistent with our strategic business objectives, are aligned with the interests of the unitholders and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	base salary, which is intended to provide a stable annual salary at a level consistent with competitive market practice, individual performance and scope of responsibility;

•	variable short-term incentive bonuses, which link bonus incentives to our performance and the performance of the individual executive over the course of the year; and

•	equity-linked awards, which encourage actions to maximize long-term unitholder value.

The relative proportion of total compensation we pay or award for each individual component of compensation (base, short-term bonus or equity-linked awards) varies for each named executive officer based on the executive’s level in the organization. The level correlates with the executive’s ability to impact business results through the executive’s performance and leadership role. At higher levels of the organization, executives have a greater impact on achievement of the business strategy and overall business performance. Therefore, certain executives have a higher proportion of their total compensation delivered through variable short-term bonuses and equity-linked awards. Our philosophy is to make a greater proportion of an executive’s compensation comprised of performance-based variable short-term bonuses and equity-linked awards so that the executive is well-rewarded if we perform well over time. Our policy is to fix at the beginning of each year the target amount of variable short-term bonus and equity-linked awards that will be provided to the named executive officer during the year as a percentage of the named executive officer’s base salary. Base salary, benefits and severance arrangements are fixed and not directly linked to performance targets. See “— Components of Compensation.”

Components of Compensation

Base Salary

Our policy is to position base executive salaries at levels that are comparable to salaries provided to other executives in our market, with consideration to the scope of an individual’s responsibilities and performance.

In January 2012, the Compensation and Governance Committee evaluated the Partnership’s and the executives’ performance during 2010 and 2011, and determined that the Partnership’s performance was strong. In light of this evaluation and the fact that no base salary increases were approved in 2010 or 2011, and after considering the October 2011 recommendations of Hay Group to increase our executives’ base salaries to maintain market median levels, the Compensation and Governance Committee determined to increase the annual base salaries of four of the named executive officers and keep the annual base salary for our President unchanged based on the responsibilities associated with such position. As a result, our named executive officers’ current salaries are at the levels approved as noted below:

•	the annual base salary of Mr. Washburn was increased from $425,000 to $550,000 in February 2012;

•	the annual base salary of Mr. Breitenbach remained at $425,000;

•	the annual base salary of Mr. Pease was increased from $360,000 to $400,000 in February 2012;

•	the annual base salary of Mr. Jackson was increased from $340,000 to $360,000 in February 2012; and

•	the annual base salary of Mr. Brown was increased from $340,000 to $360,000 in February 2012.

Short-Term Incentive Plan (STIP) — Annual Bonuses

We provide short-term incentive awards in the form of discretionary annual cash bonuses to eligible employees of BreitBurn Management, including the named executive officers. The STIP is paid during the first quarter of the year and is designed to focus employees on our operating and financial performance by linking their annual award payment to Partnership and individual performance for the prior year. The target bonus opportunities have been set at levels recommended by Hay Group, which were intended to place the named executive officers’ target cash compensation and target direct compensation within the 50th to 75th percentile of the E&P Peer Group, with opportunities for higher total compensation based on outstanding short- and long-term results. The named executive officers’ 2011 target bonus opportunities were as follows:

•	the target annual award is 100% and the maximum award is 200% of base salary for Mr. Washburn and Mr. Breitenbach; and

•	the target annual award is 75% and the maximum award is 150% of base salary for Mr. Jackson, Mr. Pease and Mr. Brown.

In determining bonus payouts for 2011, the Compensation and Governance Committee evaluated the Partnership’s performance and considered the following factors: (1) we successfully completed the Greasewood Acquisition in July 2011 for approximately $57 million and the Cabot Acquisition in October 2011 for approximately $281 million; (2) we successfully integrated the Greasewood and Cabot Acquisitions with the Partnership’s operations and assets; (3) in February 2011, we sold approximately 4.9 million common units resulting in net proceeds of $100 million which we used to repay amounts outstanding under our credit facility; (4) in 2011, we completed two secondary equity offerings resulting in the sale of all of the remaining units held by Quicksilver; (5) we increased our year-over-year production by 5%; (6) we continued to successfully manage our lease operating expenses; (7) we increased distributions at an annualized rate of 9.1%, beginning with the distribution in the fourth quarter of 2010 of $1.65 per common unit to the distribution in the fourth quarter of 2011 of $1.80 per common unit; and (8) our total return per common unit for 2011 was 3.1% The Compensation and Governance Committee’s evaluation of the named executive officers’ performance was based partially on certain operating and financial performance criteria and was partially subjective. The Compensation and Governance Committee reviewed operating and financial goals and performance of the Partnership by comparing the following criteria to amounts budgeted for these items: oil and gas production, lease operating expenses, capital efficiency, general and administrative expense, and safety. During 2011, the Partnership significantly exceeded budgeted performance for controlling lease operating expenses and safety. Actual performance for oil and gas production, capital efficiency and general and administrative expenses were below targeted levels. The Compensation and Governance Committee also subjectively reviewed the performance of our General Partner’s executives during the year. For 2011, the Committee believed that the executives’ performance was excellent. Based on the Committee’s evaluation of our performance described above, the 2011 bonuses for the named executive officers were based on a level of 170% of their target bonus opportunities but below the upper end of the assigned ranges for each individual. However, only a portion of the STIP for the named executive officers is paid by the Partnership. The Compensation and Governance Committee awarded 75% of the calculated STIP amount to our named executive officers, because the executive officers also perform work for PCEC and PCEC is responsible for paying STIP bonuses attributable to work done on behalf of PCEC based upon the separate performance of PCEC. The bonus amounts awarded for 2011 are included in the “Summary Compensation Table” below.

Long-Term Incentive Plan

The Long-Term Incentive Plan provides financial incentives to the named executive officers through grants of unit and unit linked awards, including RPUs and CPUs. The Long-Term Incentive Plan is designed to focus its participants on our operating and financial performance by linking the payments under the awards to distributions to unitholders and other Partnership and individual results.

In connection with the changes to BreitBurn Management’s executive compensation program in 2007, the Board approved two new types of awards under the Long-Term Incentive Plan, namely, RPUs and CPUs. In December 2007, certain of the senior executive officers of our General Partner received new grants of RPUs and CPUs. The grant amounts were established in accordance with the target long-term incentive values as a percentage of base salary that were recommended by Hay Group in late 2007 as follows: 600% of base salary for the Co-Chief Executive Officers, 350% of base salary for Executive Vice Presidents and 175% of base salary for Senior Vice Presidents.

Certain senior executive officers received CPU grants because they are in the best position within our company to influence our operating results and, therefore, the amount of distributions we make to holders of our common units. As discussed below, payments under a portion of the CPUs are directly indexed to the amount of distributions we make to holders of our common units. The number of common units issued to each of these senior executives upon vesting of these CPUs is based upon the level of distributions to unitholders achieved during the term of the CPUs. The Compensation and Governance Committee has approved grants of RPUs to our named executive officers on an annual basis since 2007 and a grant of CPUs in 2007. The RPU grants are scheduled to vest on an annual basis over a three year period, while the CPU grants are scheduled to vest over a period of up to five years. New grants or modifications to existing grants could be made in the Compensation and Governance Committee’s discretion at a date in the future after the present CPU grants have vested or in the event of a significant change of circumstances. As discussed below, the Compensation and Governance Committee amended the terms of the 2007 CPU grants in 2010 and 2011.

Restricted Phantom Units (RPUs)

RPUs are phantom equity awards that, to the extent vested, represent the right to receive actual common units upon specified payment events. RPUs generally vest in three equal, annual installments on each anniversary of the vesting commencement date of the award. In addition, RPUs are generally subject to accelerated vesting in full upon the earlier occurrence, during the grantee’s employment, of a “change in control” or upon the grantee’s termination due to death or “disability,” termination without “cause” or, for certain grantees, termination for “good reason” (as defined in the holder’s employment agreement, if applicable). Under the Long-Term Incentive Plan, a “change in control” is generally defined as the occurrence of any one of the following: (a) the acquisition by any person, other than an affiliate, of more than 50% of the combined voting power of the equity interests in BreitBurn Management, our General Partner or us; (b) the approval by our limited partners, in one or a series of transactions, of a plan of complete liquidation; (c) the sale or other disposition by either our General Partner or us of all or substantially all of our assets to any person other than an affiliate; (d) a transaction resulting in a person other than our General Partner becoming the general partner; or (e) any time at which our “continuing directors” cease to constitute a majority of the Board. If an RPU vests on an annual vesting date or in connection with a termination of employment, the grantee will receive payment of the underlying common units within sixty days after such vesting date. If an RPU vests in connection with a change in control, then the grantee will receive payment of the underlying common units upon the earlier to occur of the annual vesting date that would have applied absent the change in control or the grantee’s termination of employment. Amounts payable in the event of a termination of the grantee’s employment are subject to a delay of up to six months to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, each RPU is granted in tandem with a distribution equivalent right that will remain outstanding from the grant of the RPU until the earlier to occur of its forfeiture or the payment of the underlying unit, and which entitles the grantee to receive payment of amounts equal to distributions paid to each holder of a common unit during such period. RPUs that do not vest for any reason are forfeited upon a grantee’s termination of employment. In January 2011, the Compensation and Governance Committee approved its annual grants of RPUs to our named executive officers. The grant amounts were established in accordance with the grant guidelines that were recommended by Hay Group in late 2007. The RPU grant amounts are calculated by reducing from each named executive officer’s target long-term incentive award value (represented as percentage of base salary) the target value of one-fifth of their CPU awards granted in December 2007 based on the December 31, 2009 closing price of our common units. The reduced grant value is then divided by the Partnership’s unit price at year end and divided by 0.9 (a present value factor developed by Hay Group).

Convertible Phantom Units (CPUs)

In December 2007, we granted CPUs to certain named executive officers. CPUs vest on the earliest to occur of (1) January 1, 2013, (2) the date on which the aggregate amount of distributions paid to unitholders for any four consecutive quarters during the term of the award is greater than or equal to $3.10 per common unit and (3) upon the occurrence of the death or “disability” of the grantee or his or her termination without “cause” or for “good reason” (as defined in the holder’s employment agreement, if applicable). Unvested CPUs are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management.

Under the agreements governing the CPUs (as amended, the “CPU Agreements”), each CPU entitles its holder to receive (a) a number of our common units at the time of vesting equal to the number of “common unit equivalents” (“CUEs”) underlying the CPU at vesting, and (b) current distributions on common units during the vesting period based on the number of CUEs underlying the CPU at the time of such distribution. The number of CUEs underlying each CPU is determined by reference to common unit distribution levels during the applicable vesting period, generally calculated based upon the aggregate amount of distributions made per common unit for the four quarters preceding vesting. Originally under the CPU Agreements, the number of CUEs per CPU could be reduced over the five-year life of the agreement to a minimum of zero or be multiplied by a maximum of 4.768 times based on the Partnership’s distribution levels. In April 2009, the Partnership suspended the payment of distributions to holders of our common units. As a result, under the CPU Agreements, if the CPUs had vested prior to the amendment — for instance in the case of the death or disability of a holder — zero units would vest to that holder. The Compensation and Governance Committee determined that the elimination of multipliers between zero and one best represented the original incentive and retention purpose of the CPU Agreements. As a result, in October 2009, the Compensation and Governance Committee amended the CPU Agreements so that the number of CUEs per CPU could no longer be less than one, regardless of common unit distribution levels. As shown in the table below, if the annual distribution per common unit is $2.30 or less, then the underlying CUE per CPU will be one.

In January 2010, the Compensation and Governance Committee approved a second amendment and in January 2011 approved a third amendment to each of the existing CPU Agreements entered into with each named executive officer. The amendments limit the multiplier for 40% of the total number of CPUs and related CUEs granted in each award to “1.” As a result at vesting, CPUs for 40% of each award will convert to common units on a 1:1 basis, and with respect to that portion of the award, holders will lose the ability to earn additional common units based on increased distributions on common units. The Compensation and Governance Committee determined that this cap on 40% of the CPUs was appropriate in light of the RPU grants made to our General Partner’s executive officers in 2010 and 2011.

The following table, revised in October 2009, sets forth the number of CUEs per CPU based on assumed amounts of annualized distributions per common unit made by us in a given year. As discussed above, in January 2011, the Compensation and Governance Committee approved an amendment to each existing CPU Agreement such that the multipliers below only apply to 60% of the outstanding CPU awards. The remaining 40% of each award will convert to common units on a 1:1 basis.

Common Unit Target Distribution Level	Target Distribution Level $/Unit/Year	CPU Common Unit Equivalents
1	$2.20	1.000
2	$2.31	1.250
3	$2.43	1.563
4	$2.55	1.953
5	$2.67	2.441
6	$2.81	3.052
7	$2.95	3.815
8	$3.10	4.768

For the year ended December 31, 2011, we made aggregate distributions of $1.6875 per common unit.

In the event that the CPUs vest on January 1, 2013 or because the aggregate amount of distributions paid to unitholders for any four consecutive quarters during the term of the award is greater than $3.10 per common unit, the CPUs would convert into a number of common units equal to the number of CUEs underlying the CPUs at such time (calculated based upon the aggregate amount of distributions made per common unit for the preceding four quarters).

In the event that CPUs vest due to the death or disability of the grantee or his or her termination without cause or good reason, the CPUs would convert into a number of common units equal to the number of CUEs underlying the CPUs at such time. First, the number of CUEs would be calculated based upon the aggregate amount of distributions made per common unit for the preceding four quarters or, if such calculation would provide for a greater number of CUEs, the most recently announced quarterly distribution level by us on an annualized basis.

The number of common units into which CPUs are converted upon vesting is subject to a clawback provision intended to permit us to recoup excess distributions paid to the grantee during the term of the award. The clawback provision is applicable if the amount of distributions that would have been paid to the grantee during the term of the award (based on the number of common units issued at vesting) is less than the amount of distributions actually paid to the grantee during the term of the award (based on the number of CUEs used to determine the amount of distributions received during the term of the award). The clawback would be affected by deducting a number of common units issued upon vesting with a value equal to the excess distributions (based upon the value of the common unit on the Nasdaq Global Select Market, if applicable on the vesting date).

Other Equity Awards

We do not anticipate any future grants of the types of awards under the Founders Plan, described in greater detail below. To the extent that any grants under those plans remain outstanding at this date, we expect they will vest and be paid in accordance with the terms of each respective award.

Founders Plan

Under the BreitBurn Management Unit Appreciation Plan for Officers and Key Individuals (the “Founders Plan”), prior to our initial public offering in October 2006 certain of our General Partner’s executive officers, including Mr. Jackson, received grants of UARs which vest in three equal installments, with the final installment having vested on July 7, 2011. Upon consummation of the initial public offering, the UARs outstanding under the Founders Plan were converted into three separate awards, which provide for cash payments based on the appreciation during a specified measurement period of the value attributable to (1) the portion of the assets PCEC retained after the initial public offering, (2) the portion of the assets transferred to us for the period prior to the initial public offering, and (3) the portion of the assets transferred to us for the period after the initial public offering. We are required to pay all of the compensation expense associated with the UARs that provide cash payments based on the appreciation in the value of the portion of the assets transferred to us after the initial public offering. Each UAR based on the appreciation after the initial public offering entitles the holder, upon exercise, to the payment of a cash amount equal to the difference between (a) the initial public offering price of our common units ($18.50) and (b) the closing price of the common units on the exercise date plus the aggregate amount of distributions made on a common unit through such exercise date.

Employment Agreements

On December 30, 2010, BreitBurn Management, our General Partner and we entered into separate Amended and Restated Employment Agreements (“Employment Agreements”) with each of Messrs. Washburn, Breitenbach, Pease, Jackson and Brown. These Employment Agreements supersede and replace the prior employment agreements between the executive officers and our General Partner, the initial terms of which (without regard to automatic extensions) ended on January 1, 2011. Each Employment Agreement is for a term that commenced on December 30, 2010 and expires on January 1, 2014, with automatic one-year renewal terms unless either the Employer (as defined in the Employment Agreements) or the executive officer gives written notice of termination 90 days prior to the end of the term. Each Employment Agreement provides for an annual salary which may be increased (but not decreased) at the discretion of the Employer.

Under the terms of the Employment Agreements, each of the executive officers is also entitled to participate in the STIP, the Long-Term Incentive Plan and other benefit plans and fringe benefits maintained or provided by the Employer. During their respective employment periods, the executive officers are entitled to prompt reimbursement for up to $1,000 per month for actual expenses associated with the lease or purchase of an automobile, in addition to the payment of maintenance and operation expenses for such automobile. The Employment Agreements provide that the Employer may terminate any of the executive officers with or without cause or in the case of an executive officer’s disability. Each executive officer may terminate his Employment Agreement with or without good reason.

“Cause” is generally defined as (a) the willful and continued failure of the executive officer to perform substantially his duties (other than due to physical or mental illness) after a written demand for substantial performance approved by a majority vote of the Board and a reasonable period for cure of not more than twenty business days, (b) the willful engaging by the executive officer in illegal conduct or gross misconduct, which is materially and demonstrably injurious to us or any of our affiliates, (c) any act of fraud, or material embezzlement or material theft in connection with the executive officer’s duties or in the course of the executive officer’s employment, or (d) the executive officer’s admission in any court, conviction, or plea of nolo contendere of a felony involving moral turpitude, fraud or material embezzlement, material theft or material misrepresentation against or affecting us or any of our affiliates. However, no act or failure to act by the executive officer shall be considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s action or omission was in our best interests or in the best interests of any of our affiliates.

“Good reason” is generally defined as (a) a material diminution in the executive officer’s base salary, (b) a material diminution in the executive officer’s authority, duties or responsibilities, (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report, (d) a material diminution in the budget over which the executive officer retains authority, (e) a material change in the geographic location at which the executive officer must perform services under the Employment Agreement, or (f) any other action or inaction that constitutes a material breach by the employer of the Employment Agreement. An executive officer’s resignation, however, shall only constitute resignation for good reason if (1) the executive officer provides the Employer with written notice setting forth the specific facts or circumstances constituting good reason within thirty days after the initial existence of such facts or circumstances, (2) the Employer fails to cure such facts or circumstances within thirty days after receipt of such written notice, and (3) the date of the executive officer’s “separation from service” (as defined in the respective Employment Agreement) occurs no later than seventy-five days after the later of (i) the initial occurrence of the event constituting “good reason” or (ii) the date the executive officer learns or reasonably should have learned of such event.

If the Employer terminates an executive officer without cause (other than in the case of the executive officer’s death or disability), or the executive officer terminates his employment for good reason, in either case in a manner that constitutes a “separation from service” within the meaning of Section 409A of the Code, then the executive officer will be entitled to:

•

a lump-sum payment equal to the sum of the executive officer’s accrued but unpaid base salary, vacation pay and unreimbursed business expenses and other accrued but unpaid benefits (referred to as the “accrued obligations”); and

•	provided that the executive officer executes, delivers and does not revoke a general release and waiver of claims within 45 days of his termination:

(a)	provided that the executive officer’s termination occurs prior to the date on which he reaches age 70, a payment equal to 1.5 times (or, in the case of Messrs. Washburn and Breitenbach only, a payment equal to 2.0 times) the sum of his base salary, plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination,

(b)	up to an eighteen month (or, in the case of Messrs. Washburn and Breitenbach only, up to a twenty-four month) continuation of certain medical, prescription and dental benefits for the executive and his eligible dependents (until he becomes eligible to receive benefits under another employer-provided group health plan),

(c)	any unpaid annual bonus in respect of any calendar year that ends on or before the date of termination,

(d)	to the extent not previously vested and converted into common units or forfeited, certain equity-based awards, including RPUs, held by the executive officer will vest and convert into common units as described under “ — Long-Term Incentive Plan,” and

(e)	a pro-rated bonus equal to the product of (i) his “target bonus” and (ii) a fraction, the numerator of which is the number of days in the applicable year through the date of termination and the denominator of which is 365 (the “pro-rata bonus”).

In addition, if, during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), either the Employer terminates the executive officer’s employment without cause, or the executive officer terminates his employment for good reason, in either case in a manner that constitutes a separation from service, then the executive officer will be entitled to the severance payments and benefits described above, except that the severance multiple described in clause (a) will be equal to 2.5 (instead of 1.5) (or, in the case of Messrs. Washburn and Breitenbach only, equal to 3.0 (instead of 2.0)). If a change in control occurs during the term of the Employment Agreement, certain equity-based awards, including RPUs, held by the executive officer, to the extent not previously vested and converted into common units, will vest in full upon such change in control and be converted into common units as described under “ — Long-Term Incentive Plan.”

If an executive officer incurs a separation from service because the Employer terminates him for cause, or an executive officer terminates his employment for other than good reason, the Employer will pay him his accrued obligations, and any outstanding equity awards (including RPUs and CPUs held by the executive officer) will be treated in accordance with the terms of the governing plan and award agreement.

If the executive officer incurs a separation from service by reason of his death or disability, then he will be entitled to:

•	the accrued obligations; and

•	subject to the executive officer’s (or his estate’s) execution, delivery and non-revocation of a general release and waiver of claims within forty-five days of his separation from service,

(a)	up to an eighteen month (or, in the case of Messrs. Washburn and Breitenbach only, up to a twenty-four month) continuation of certain medical, prescription and dental benefits for the executive and his eligible dependents,

(b)	any unpaid annual bonus in respect of any calendar year that ends on or before the date of termination,

(c)	to the extent not previously vested and converted into common units or forfeited, certain equity-based awards, including RPUs, held by the executive officer will vest and convert into common units as described under “ — Long-Term Incentive Plan,” and

(d)	his pro-rata bonus.

If the Employer does not renew the Employment Agreement of an executive officer, such non-renewal will be treated as a termination of the executive officer’s employment by the Employer without cause. In the event that an executive officer elects not to renew his Employment Agreement and incurs a separation from service as a result, he will be entitled to his accrued obligations and his outstanding equity awards, including, without limitation, the RPUs and the CPUs, shall be treated in accordance with the terms of the governing plan and award agreement. The executive officer’s election not to renew his Employment Agreement shall be deemed to constitute a termination by the executive officer without good reason.

The Employment Agreements also provide that to the extent that the board of directors of the Employer determines that any compensation or benefits payable under the agreements may not be compliant with or exempt from Section 409A of the Code, the board and the executive officer will cooperate and work together in good faith to timely amend the agreements to comply with such section or an exemption therefrom. Specifically as to Messrs. Washburn and Breitenbach, if the executive nonetheless becomes subject to the additional tax under Section 409A of the Code with respect to any payment under his Employment Agreement, the Employer will pay the executive officer an additional lump sum cash amount to put him in the same net after-tax position he would have been in had no such tax been paid.

Each Employment Agreement provides that, for two years after termination, each executive officer must comply with certain non-solicitation provisions.

Each Employment Agreement also provides that the Employer will indemnify the executive officers to the fullest extent permitted under law for certain claims made against them while in office and for at least six years after the date of termination and, in all events, until the expiration of the applicable statute of limitations with respect to acts or omissions which occurred prior to the executive officer’s cessation of employment with the Employer. Mr. Brown’s Employment Agreement, in addition to the foregoing, provides for the maintenance by the Employer of liability insurance coverage for attorneys’ errors and omissions on Mr. Brown’s behalf, with Mr. Brown as the named insured.

401(k) Plan

The BreitBurn Management Company 401(k) Plan is a defined contribution plan that also qualifies as a 401(k) plan under the Code. The contributions to the plan are made by us for each of the named executive officers on the same terms as applicable to all other employees. Under the 401(k) plan, we make a matching contribution to the plan equal to 50% of eligible participants’, including the named executive officers’, before-tax contributions and after-tax contributions — up to a maximum of 6% of the participant’s gross compensation, subject to Code limits on the maximum amount of pay that may be recognized. A participant annually vests in 20% of the employer match portion of his or her contribution to the 401(k) plan after the participant completes each of his or her first five years of service or, if earlier, the participant reaches age 65, becomes permanently and totally disabled or dies. If a participant’s service terminates before he or she is vested, the participant will forfeit the employer match and any earnings thereon.

Perquisites and Other Elements of Compensation

In 2011, we provided limited perquisites to the named executive officers consisting of (i) a car allowance or use of a company car, (ii) one city, athletic or dining club membership per named executive officer and (iii) the reimbursement of legal expenses incurred by certain of our named executive officers in connection with negotiating new employment agreements with us. We provide a car allowance or use of a company car in recognition of the executive officers’ need to fulfill their job responsibilities. We believe that providing this benefit, as well as a city, athletic or dining club membership and the reimbursement of certain legal expenses, are a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package.

2011 Advisory Vote on the Compensation of Named Executive Officers

In June 2011, we provided our unitholders an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2011 Annual Meeting of Limited Partners, our unitholders overwhelmingly approved the compensation of our named executive officers, with over 92% of the votes cast in favor of the say-on-pay proposal. The Compensation and Governance Committee believes this affirms the unitholders’ support of our approach to executive compensation, and did not change its approach in 2011. The Compensation and Governance Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our unitholders at our 2011 Annual Meeting of Limited Partners, with over 78% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years.

Tax and Accounting Considerations

As a general matter, the Compensation and Governance Committee takes into account the various tax and accounting implications of the compensation vehicles employed by our General Partner.

Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we endeavor to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the named executive officers, either without any deferred compensation component, so that they are either exempt from Section 409A, or in a manner that satisfies the requirements of Section 409A.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of unit-based compensation are accounted for under ASC 718. The Compensation and Governance Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our unit-based awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and, through incorporation by reference from this proxy statement, its Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee:*

David B. Kilpatrick, Chairman

Gregory J. Moroney

Charles S. Weiss

* During the year ending December 31, 2011, the Compensation and Governance Committee was chaired by David B. Kilpatrick and also included W. Yandell Rogers, III, Gregory J. Moroney and Charles S. Weiss. In December 2011, Mr. Rogers resigned from the board and the Compensation and Governance Committee. Accordingly, Mr. Rogers did not participate in the reviews and discussions referred to herein.

The foregoing Compensation Committee Report does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by the Partnership with the SEC, except to the extent specifically incorporated by reference.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Tables

The following tables and related discussion describes compensation information for each of our named executive officers for services performed for us for the years ended December 31, 2009, 2010 and 2011.

All of our employees, including our General Partner’s executive officers, are employees of BreitBurn Management. We are responsible for all of the compensation paid by BreitBurn Management to the named executive officers, subject to PCEC’s payment obligations to BreitBurn Management under the Administrative Services Agreement between the parties. For a further discussion regarding this allocation methodology, see “— Compensation Discussion and Analysis — Administrative Services from BreitBurn Management.”

Summary Compensation Table

The following table shows the compensation information for each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
Halbert S. Washburn	2011	$425,000	$541,875	$2,496,300	—	$983,317	$4,446,492
Chief Executive Officer	2010	425,000	541,875	3,101,829	—	806,878	4,875,582
	2009	425,000	442,000	2,997,480	—	190,728	4,055,208

Randall H. Breitenbach	2011	425,000	541,875	2,496,300	—	984,687	4,447,862
President	2010	425,000	541,875	3,101,829	—	808,138	4,876,842
	2009	425,000	442,000	2,997,480	—	192,108	4,056,588

Mark L. Pease	2011	360,000	344,250	1,243,933	—	500,154	2,448,337
Chief Operating Officer	2010	360,000	344,250	1,538,825	—	414,703	2,657,778
	2009	350,000	280,800	1,441,217	—	111,306	2,183,323

James G. Jackson	2011	340,000	325,125	1,202,026	—	478,746	2,345,897
Chief Financial Officer	2010	340,000	325,125	1,657,676	—	393,763	2,716,564
	2009	300,000	265,200	1,375,203	—	87,206	2,027,609

Gregory C. Brown	2011	340,000	325,125	1,202,026	—	464,561	2,331,712
General Counsel	2010	340,000	325,125	1,657,676	—	371,997	2,694,798
	2009	300,000	265,200	1,234,254	—	84,604	1,884,058

(1)	For each of the named executive officers, the dollar values shown in the “Salary” column include the base salary amounts paid to the named executive officer in the applicable year. We are responsible for all of the named executive officers’ salaries, subject to PCEC’s payment obligations to BreitBurn Management under the Administrative Services Agreement between the parties.
(2)	For each of the named executive officers, the dollar values shown in the “Bonus” column include the discretionary cash bonuses paid for services rendered in the applicable year to us. With respect to 2009, 2010 and 2011, each of PCEC and we separately paid the named executive officers bonuses for services rendered in the applicable year (i.e., no allocation was required). For a further description of the STIP and individual awards, see “— Compensation Discussion and Analysis — Components of Compensation — Short-Term Incentive Plan (STIP) — Annual Bonuses.”
(3)

In accordance with ASC 718 the dollar values shown in the “Stock Awards” column represent the grant date fair value of RPU grants under the Long-Term Incentive Plan during the year indicated. The grant date fair value of each RPU is based on the closing price of a common unit on the date of grant. For a further discussion of the Long-Term Incentive Plan and the RPUs granted thereunder, see “— Compensation

Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.” For additional information on the valuation assumptions for 2011, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2011, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	For 2011, the dollar amount shown for each of the named executive officers includes employer matching contributions to our 401(k) plan made by us of approximately $14,700 for Mr. Washburn, $14,700 for Mr. Breitenbach, $14,700 for Mr. Pease, $14,700 for Mr. Jackson, and $9,054 for Mr. Brown. Such dollar amounts also include distributions paid by us with respect to outstanding RPUs and CPUs held by the named executive officers of $947,027 for Mr. Washburn, $947,027 for Mr. Breitenbach, $461,968 for Mr. Pease, $444,098 for Mr. Jackson, and $434,692 for Mr. Brown. The perquisites and personal benefits for the named executive officers that are required to be disclosed pursuant to SEC regulations are:

Named Executive Officer	Year	Car Allowance or Company Car	Club Membership Dues	Paid Parking Fees
Halbert S. Washburn	2011	$12,000	$5,210	$4,380
Randall H. Breitenbach	2011	12,000	5,560	5,400
Mark L. Pease	2011	9,044	10,782	3,660
James G. Jackson	2011	6,568	9,000	4,380
Gregory C. Brown	2011	11,226	5,210	4,380

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of equity-linked plan-based awards made to our named executive officers by us for 2011:

Grants of Plan-Based Awards Table for the Year Ended December 31, 2011

Name	Grant Date	All Other Stock Awards: Number of Units (#)(1)	Grant Date Fair Market Value of Stock and Option Awards($)(2)
Halbert S. Washburn	1/28/2011	115,143	$2,496,300
Randall H. Breitenbach	1/28/2011	115,143	2,496,300
Mark L. Pease	1/28/2011	57,377	1,243,933
James G. Jackson	1/28/2011	55,444	1,202,026
Gregory C. Brown	1/28/2011	55,444	1,202,026

(1)

The RPU awards granted to each of the named executive officers were approved by the Board on January 28, 2011. These RPUs vest over three years in three equal installments on each December 28th following January 1, 2011 or vest in full earlier in the event of the death or “disability” of the grantee, his or her termination without “cause” or for “good reason” (in the case of “good reason”, only for those named executive offices with employment agreements) or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Upon vesting, each RPU will be paid in the form of one common unit. A holder of an RPU is entitled to receive payments equal to the amount of distributions made by us with respect to each of our common units during the term of the award. For a further description of the Long-Term Incentive Plan and the RPUs granted thereunder, please see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”

(2)	In accordance with ASC 718, the amounts shown represent the grant date fair value of the RPUs. The grant date fair value of each RPU is based on the closing price of a common unit on the date of grant. For a further discussion of the Long-Term Incentive Plan and the RPUs granted thereunder, see “— Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.” For additional information on the valuation assumptions, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2011, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2011 salaries, bonuses and equity-linked awards is included in “— Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding our outstanding equity-linked awards held by each of our named executive officers at December 31, 2011:

Outstanding Equity Awards as of December 31, 2011

	Stock Awards
Name	Number of Units of Stock Equivalents That Have Not Vested		Market Value of Units of Stock Equivalents That Have Not Vested ($)(1)
Halbert S. Washburn	187,000	(2)	$3,566,090
	75,227	(3)(4)	1,434,579
	76,762	(3)(5)	1,463,851

Randall H. Breitenbach	187,000	(2)	3,566,090
	75,227	(3)(4)	1,434,579
	76,762	(3)(5)	1,463,851

Mark L. Pease	89,500	(2)	1,706,765
	37,332	(3)(4)	711,921
	38,252	(3)(5)	729,466

James G. Jackson	77,000	(2)	1,468,390
	40,216	(3)(4)	766,919
	36,963	(3)(5)	704,884

Gregory C. Brown	77,000	(2)	1,468,390
	40,216	(3)(4)	766,919
	36,963	(3)(5)	704,884

(1)	Represents a dollar amount equal to the product of the closing price of a common unit on December 31, 2011 ($19.07) multiplied by the number of RPUs and CPUs under the Long-Term Incentive Plan held by named executive officers that have not vested.
(2)

Represents the number of CPUs granted to Messrs. Washburn, Breitenbach, Pease, Jackson and Brown under the Long-Term Incentive Plan on December 26, 2007 (with a vesting commencement date of January 1, 2008). CPUs vest on the earliest to occur of (a) January 1, 2013, (b) the date on which the aggregate amount of distributions paid to unitholders for any four consecutive quarters during the term of the award is greater than or equal to $3.10 per common unit and (c) upon the occurrence of the death or “disability” of the grantee or his or her termination without “cause” or for “good reason” (as each such term is defined in the applicable award agreement). Unvested CPUs are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Prior to vesting, a holder of a CPU is entitled to receive payments in an amount equal to the distributions made by us with respect to each of our common units multiplied by the number of CUEs underlying the CPU at the time of the distribution. With respect to certain CPUs, the number of CUEs underlying such a CPU is subject to upward adjustment if the quarterly amount of our distributions per common unit increases during the term of the award. Upon vesting, each CPU is converted into a number of common units based on the number of CUEs underlying the CPU at such time (as may be adjusted under the applicable award agreement depending on the circumstances giving rise to the vesting). The number of common units into which CPUs are converted upon vesting may be subject to a clawback provision intended to permit us to recoup excess distributions paid to the grantee during the term of the award. For a further description of the Long-Term Incentive Plan and the CPUs granted thereunder, please see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(3)	RPUs vest in three equal annual installments, or vest in full earlier in the event of the death or “disability” of the grantee, his or her termination without “cause” or for “good reason” or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Upon vesting, each RPU will be paid in the form of one common unit. A holder of a RPU is entitled to participate in the amount of distributions made by us with respect to each of our common units during the term of the award. For a further description of the Long-Term Incentive Plan and the RPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(4)	Represents the number of RPUs granted to Messrs. Washburn, Breitenbach, Pease, Jackson and Brown under the Long-Term Incentive Plan on January 29, 2010.
(5)	Represents the number of RPUs granted to Messrs. Washburn, Breitenbach, Pease, Jackson and Brown under the Long-Term Incentive Plan on January 28, 2011.

Option Exercises and Stock Vested

The following table summarizes the exercise of UARs and the vesting of RPUs reflected in the tables above held by our named executive officers during 2011. No other unit-linked awards vested or were exercised during 2011.

2011 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Halbert S. Washburn	—		$—	222,212	$4,229,907
Randall H. Breitenbach	—		—	222,212	4,229,907
Mark L. Pease	—		—	108,675	2,068,607
James G. Jackson	10,393	(3)	77,503	108,990	2,074,743
Gregory C. Brown	—		—	103,416	1,968,447

(1)

Represents the vesting of RPUs granted to Messrs. Washburn, Breitenbach, Pease, Jackson and Brown under the Long-Term Incentive Plan on January 29, 2009 and January 29, 2010, which vest in three equal installments on each December 31st following the vesting commencement dates of January 1, 2009 and January 1, 2010, respectively. Also represents the vesting of RPUs granted to Mr. Jackson on July 30, 2009, which vest in three equal installments on each anniversary of January 1, 2009, the vesting commencement date of the award. Also represents the RPUs granted to Messrs. Washburn, Breitenbach, Pease, Jackson and Brown on January 28, 2011 which vest in three equal installments on each December 28th following the vesting commencing date of January 1, 2011. The number of common units shown in this column includes units that were withheld to satisfy tax obligations.

(2)	Amounts are calculated by multiplying the number of underlying units vested by the closing price of our common units on the date of vesting.
(3)	Represents the total number of common units underlying the UARs that were exercised by Mr. Jackson under the Founders Plan.

Potential Payments Upon Termination or Change in Control

The following tables present our reasonable estimate of the benefits payable to the named executive officers by us in the event of certain qualifying terminations of employment or upon a change in control or similar transaction, assuming that such termination or change in control or other transaction occurred on December 31, 2011. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination, change in control or other transaction, the named executive officers would receive the amounts reflected below.

Termination Without Cause or for Good Reason

The following table presents our reasonable estimate of the benefits payable to our named executive officers in the event of a termination without cause or for good reason.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration ($)[1]	Total Value ($)
Halbert S. Washburn	$2,125,200	(2)	$32,370	(3)	$5,751,302	$7,908,872
Randall H. Breitenbach	2,125,200	(2)	32,370	(3)	5,751,302	7,908,872
Mark L. Pease	1,215,113	(4)	24,278	(5)	2,806,799	4,046,190
James G. Jackson	1,147,613	(4)	24,278	(5)	2,646,516	3,818,407
Gregory C. Brown	1,147,613	(4)	15,550	(5)	2,646,516	3,809,679

(1)	Represents the aggregate estimated value of unvested RPUs and CPUs held by each named executive officer as of December 31, 2011 that would vest in connection with a termination without cause (other than in the case of death or disability) or for good reason, in either case in a manner that constitutes a “separation of service” within the meaning of Section 409A of the Code (each, a “Qualifying Termination”). The amount shown was calculated as the product of (a) the number of RPUs and the pro rated amount of CPUs (based on the number of years that have passed within the five-year vesting schedule), held by the officer as of December 31, 2011, multiplied by (b) the closing price of our common units on December 31, 2011 ($19.07). Such estimated amount assumes that one CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated cash amount of severance to be paid under the Employment Agreements for Messrs. Washburn and Breitenbach in the event of a Qualifying Termination, equal to two times the sum of his base salary plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2011). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Washburn and Breitenbach’s Employment Agreements in the event of a Qualifying Termination for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(4)	Represents the aggregate estimated cash amount of severance to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination, equal to the sum of one and one-half times the sum of his annual base salary, plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2011). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

(5)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination for continued medical, prescription and dental benefits for the named executive officer and his eligible dependents for a period of eighteen months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Termination Due to Death or Disability

The following table presents our reasonable estimate of the benefits payable to our named executive officers (or their estates) in the event of a termination due to death or disability.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration ($)(1)	Total Value ($)
Halbert S. Washburn	$425,000	(2)	$32,370	(3)	$5,751,302	$6,208,672
Randall H. Breitenbach	425,000	(2)	32,370	(3)	5,751,302	6,208,672
Mark L. Pease	270,000	(2)	24,278	(3)	2,806,799	3,101,077
James G. Jackson	255,000	(2)	24,278	(3)	2,646,516	2,925,794
Gregory C. Brown	255,000	(2)	15,550	(3)	2,646,516	2,917,066

(1)	Represents the aggregate estimated value of unvested RPUs and CPUs held by each named executive officer as of December 31, 2011 that would vest in connection with a termination due to death or disability. The amount shown was calculated as the product of (a) the number of RPUs and the pro rated amount of CPUs (based on the number of years that have passed within the five-year vesting schedule), held by the officer as of December 31, 2011, multiplied by (b) the closing price of our common units on December 31, 2011 ($19.07). Such estimated amount assumes that one CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated amount to be paid to the named executive officer under his Employment Agreement in connection with a termination due to death or disability, equal to the amount of the pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2011). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid to the executive officer under his Employment Agreement in connection with a termination due to death or disability for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment for Messrs. Washburn and Breitenbach and a period of eighteen months for Messrs. Pease, Jackson and Brown. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Change in Control

The following table presents our reasonable estimate of the amounts payable to our named executive officers in the event of a change in control and/or a qualifying termination of employment in connection with a change in control, as applicable.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration ($)(1)	Total Value ($)
Halbert S. Washburn	$2,975,300	(2)	$32,370	(3)	$5,751,302	$8,758,972
Randall H. Breitenbach	2,975,300	(2)	32,370	(3)	5,751,302	8,758,972
Mark L. Pease	1,845,188	(4)	24,278	(5)	2,806,799	4,676,265
James G. Jackson	1,742,688	(4)	24,278	(5)	2,646,516	4,413,482
Gregory C. Brown	1,742,688	(4)	15,550	(5)	2,646,516	4,404,754

(1)	Represents the aggregate estimated value of (i) unvested RPUs held by each named executive officer as of December 31, 2011 that would vest in connection with a “change in control”; and (ii) unvested CPUs held by each named executive officer as of December 31, 2011 that would vest in connection with a Qualifying Termination. Unvested CPUs do not accelerate upon the occurrence of a “change in control”. The amount shown was calculated as the product of (a) the number of RPUs and the pro rated amount of CPUs (based on the number of years that have passed within the five-year vesting schedule), held by the officer as of December 31, 2011, multiplied by (b) the closing price of our common units on December 31, 2011 ($19.07). Such estimated amount assumes that one CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated cash amount of severance to be paid under the Employment Agreements for Messrs. Washburn and Breitenbach in the event of a Qualifying Termination during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), equal to three times the sum of his base salary plus his “target bonus” as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2011). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Washburn and Breitenbach’s Employment Agreements in the event of a Qualifying Termination in connection with a “change in control” for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(4)	Represents the aggregate estimated cash amount of severance to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), equal to the sum of two and one-half times the sum of his annual base salary, plus his “target bonus” as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2011). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(5)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination in connection with a “change in control” for continued medical, prescription and dental benefits for the named executive officer and his eligible dependents for a period of eighteen months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Director Compensation

Officers or employees of our General Partner or its affiliates who also serve as directors do not receive additional compensation for their service as a director of our General Partner. For 2011, each director who is not an officer or employee of our General Partner or its affiliates received:

•	a $40,000 cash annual retainer, except for the independent Chairman of the Board who received $100,000 in cash as an annual retainer;

•	$1,500 for each meeting of the Board attended in person;

•	$1,000 for each committee meeting attended in person;

•	$500 for each telephonic meeting of a committee or the Board attended;

•	for members of the Compensation and Governance Committee, $7,500 in cash annually, except for the Committee chair who received $15,000 in cash annually;

•	for members of the Audit Committee, $7,500 in cash annually, except for the Committee chair who received $20,000 in cash annually; and

•	an annual grant of up to $125,000 of phantom units with three-year vesting, which will be settled in common units or cash equivalent.

In addition, each non-employee director is reimbursed for his out-of-pocket expenses in connection with attending meetings of the Board or committees. We indemnify each director for actions associated with being a director to the fullest extent permitted under Delaware law.

In June 2011, the Board awarded special cash retainers to certain non-employee directors in connection with the Partnership’s evaluation of a potential offer and its right of first offer with respect to a sale of PCEC’s assets, as follows: $75,000 to the Chairman of the Conflicts Committee; $50,000 to each director who served as a member of the Conflicts Committee; and $40,000 to each director who did not serve as a member of the Conflicts Committee. Each of these special retainers was paid in 2012.

The following table shows the compensation information for each of the non-employee directors of our General Partner for 2011.

	2011 Director Compensation
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
John R. Butler, Jr.	$144,000	$149,549	$11,637	$305,186
Walker C. Friedman(5)	113,500	149,549	11,637	274,686
David B. Kilpatrick	134,000	149,549	11,637	295,186
Gregory J. Moroney	126,500	149,549	11,637	287,686
W. Yandell Rogers, III(5)	105,000	149,549	11,637	266,186
Charles S. Weiss	166,500	149,549	11,637	327,686

(1)	Messrs. Washburn and Breitenbach are not included in this table because they are employees and receive no compensation in their capacity as a director. The compensation received by each of Messrs. Washburn and Breitenbach as an employee is shown in the Summary Compensation Table above.
(2)

In accordance with ASC 718, represents the grant date fair value of RPU awards granted in 2011. RPUs vest in three equal annual installments, or vest in full earlier in the event of the death or “disability” of the grantee, or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of our General Partner. Upon vesting, each RPU will be paid in the form of one common unit. A holder of a RPU is entitled to participate in the amount of distributions made by us with respect to each of our common units during the term of the award. For a further discussion of the Long-Term Incentive Plan, see “— Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.” The grant date fair value of each RPU is based on the closing price of a common unit on the date of grant. For additional information on the valuation assumptions, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2011, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	The aggregate number of phantom units and RPUs outstanding for each director at December 31, 2011 is set forth in the table below. The directors did not have any outstanding options or other awards at December 31, 2011.

Name	Aggregate Stock Awards Outstanding
John R. Butler, Jr.	38,405
Walker C. Friedman	—
David B. Kilpatrick	38,405
Gregory J. Moroney	38,405
W. Yandell Rogers, III	—
Charles S. Weiss	38,405

(4)	Represents distributions paid to directors during 2011 on unvested RPUs granted on February 3, 2011.
(5)	Messrs. Friedman and Rogers resigned as members of the Board on December 5, 2011 in connection with Quicksilver’s disposition of its interests in the Partnership and pursuant to the Quicksilver Settlement Agreement. Messrs. Washburn and Breitenbach were reappointed to the Board as successors to Messrs. Friedman and Rogers.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation and Governance Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has met with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Partnership. We believe that any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on the Partnership. As part of its review and assessment in 2011, the Compensation and Governance Committee considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short-term cash incentives and long-term equity incentives.

•

Under our STIP, we measure the Partnership’s operating and financial goals and performance by tracking a number of performance measures, including oil and gas production, lease operating expenses, capital efficiency, general and administrative expense and safety goals.

•

Qualitative factors beyond quantitative financial metrics are a key consideration in determining bonus awards and the Compensation and Governance Committee retains discretion in determining bonus amounts awarded under the STIP.

•	Maximum bonus payouts are established under our STIP which sets a ceiling for cash bonus payments to all of our employees.

•	Our awards under the Long-Term Incentive Plan are also set according to award targets and the Compensation and Governance Committee’s discretion in determining the size of the grants.

•	We provide a balanced mix of equity awards for executive officers and other management using grants of unit and unit linked awards in the form of RPUs and CPUs.

•

The CPUs granted to our executives are subject to a clawback provision intended to permit us to recoup excess distributions, if any, paid to the holder during the term of the award. An amendment to the CPU agreements adopted in January 2011 now limits the multiplier for 40% of the CPUs and related CUEs granted in each award to “1.” As a result, with respect to that portion of the award, holders will no longer be able to earn additional common units based on increased distributions. Furthermore, based on the Partnership’s new distribution level, it is unlikely that the CPUs will approach any significant multiplier under the existing awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 about the common units of the Partnership that may be issued upon the exercise of options, warrants and rights under all of the Partnership’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders
Long-Term Incentive Plan	1,738,230	(1)	N/A	(2)	5,680,594	(3)

Total	1,738,230		N/A		5,680,594

(1)	Represents the number of common units issued under the Long-Term Incentive Plan. At the time the Long-Term Incentive Plan was adopted for the Partnership, security holder approval was not then required for the plan under the rules of the NASDAQ Stock Market LLC. In 2011, unitholders approved an amendment to the Long-Term Incentive Plan that increased the aggregate number of common units that may be delivered with respect to awards under the Long-Term Incentive Plan by an additional three million units, from 6,702,064 units to 9,702,064. For a description of the material features of the Long-Term Incentive Plan, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Awards under the Long-Term Incentive Plan vest without payment by recipients.
(3)	The Long-Term Incentive Plan provides that the Board or a committee of the Board may award restricted units, performance units, UARs or other unit-based awards and unit awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units as of April 25, 2012, held by (1) beneficial owners of 5% or more of our common units (of which there are none); (2) directors of our General Partner; (3) each named executive officer listed in the summary compensation table included in this proxy statement; and (4) all directors and executive officers of our General Partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 25, 2012. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise included, for purposes of the table below, the principal business address for each such person is c/o BreitBurn Energy Partners L.P., 515 South Flower Street, Suite 4800, Los Angeles, CA 90071.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
BreitBurn Energy Corporation(1)	690,751	(3)
Randall H. Breitenbach(1)(2)	1,098,669	1.59%
Halbert S. Washburn(1)(2)	890,628	1.29%
Gregory C. Brown	162,881	(3)
Mark L. Pease	168,908	(3)
James G. Jackson	151,853	(3)
Charles S. Weiss	47,585	(3)
John R. Butler, Jr.	39,370	(3)
Gregory J. Moroney	30,662	(3)
David B. Kilpatrick	25,066	(3)
All directors and executive officers as a group (14 persons)	2,153,252	3.11%

(1)	Messrs. Washburn and Breitenbach collectively own 100% of the outstanding shares of BreitBurn Energy Corporation. In October 2009, BreitBurn Energy Corporation pledged the 690,751 common units owned by BreitBurn Energy Corporation pursuant to a loan agreement with Wells Fargo Securities, with a credit limit of $1.5 million.
(2)	Includes common units beneficially owned by BreitBurn Energy Corporation.
(3)	Less than 1%.

HOUSEHOLDING NOTICE

We are sending only one copy of our proxy statement and 2011 Annual Report to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement and 2010 Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you or remove you from our householding list, as applicable, if you submit your request to our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

PROPOSALS FOR THE NEXT ANNUAL MEETING

If our annual meeting of limited partners for the year ended December 31, 2012 is held within 30 days before or 70 days after June 21, 2013, in order to nominate a person for election to the Board, notice must be received in writing by our Investor Relations Department at our principal executive offices at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, no later than the close of business on March 23, 2013 and no earlier than February 21, 2013. If our 2013 meeting of limited partners is held more than 30 days before or 70 days after June 21, 2013, unitholder nominations to the Board must be received in writing by our Investor Relations Department at the address listed above not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the Partnership or our General Partner. All such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please see the section entitled “Corporate Governance — Nomination of Director Candidates by Unitholders.”

Any matter to be voted on at an annual meeting of limited partners that is not related to the nomination of persons for election to the Board can only be proposed by our General Partner. A special meeting of our limited partners may only be called by our General Partner or by limited partners owning 20% or more of the Outstanding Units (as defined in the Partnership Agreement) of the class or classes for which a meeting is proposed.

2011 ANNUAL REPORT

A copy of our 2011 Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to our Investor Relations Department at 515 South Flower Street, Suite 4800, Los Angeles, California 90071.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, the Proxy Statement and the 2011 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2011, are available at www.proxyvote.com. M46786-P26105 BREITBURN ENERGY PARTNERS L.P. Annual Meeting of Limited Partners June 21, 2012 10:00 AM This proxy is solicited by the Board of Directors of BreitBurn GP, LLC, as general partner of BreitBurn Energy Partners L.P. The unitholder(s) hereby appoint(s) Halbert S. Washburn and Randall H. Breitenbach, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of BREITBURN ENERGY PARTNERS L.P. that the unitholder(s) is/are entitled to vote at the Annual Meeting of Limited Partners to be held at 10:00 AM, PDT, on June 21, 2012, in the Santa Anita Room of the Westin Bonaventure Hotel at 404 South Figueroa Street, Los Angeles, California 90071, and any adjournment or postponement thereof (the “Annual Meeting”) and otherwise to represent the unitholder(s) at the Annual Meeting with discretionary authority as to any and all other business that may properly come before the Annual Meeting and with all powers possessed by the unitholder(s) as if personally present at the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as indicated on the reverse side. Continued and to be signed on reverse side

BREITBURN ENERGY PARTNERS L.P. 515 SOUTH FLOWER STREET SUITE 4800 LOS ANGELES, CA 90071 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our partnership in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M46785-P26105 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY BREITBURN ENERGY PARTNERS L.P. For Withhold Except For All All All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Proposal No. 1 (Election of Class I Directors) The Board of Directors recommends you vote FOR the nominees listed below: 1. Election of Class I Directors 01) John R. Butler, Jr. 02) Greogory J. Moroney Proposal No. 2 (Ratification of the Appointment of the Independent Registered Public Accounting Firm) The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2012. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date